UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2008

Dear Blockbuster Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Blockbuster Inc. on Wednesday, May 28, 2008, at 10:00 a.m., Eastern Daylight Time. The meeting will be held at The Barclay New York Hotel, 111 East 48th Street, New York, New York 10017.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting, which includes (1) the election of nine directors, each for a term ending on the date of our next annual meeting, and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008. Directors and officers of Blockbuster will be present to help host the meeting.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Your vote is important. After reading the proxy statement, please vote by Internet or telephone or request a proxy card to complete, sign and return by mail. We urge you to review the accompanying material carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support. I look forward to seeing you at the meeting.

Sincerely,

James W. Keyes

Chairman of the Board and

    Chief Executive Officer

Blockbuster Inc. • Renaissance Tower • 1201 Elm Street • Dallas, TX 75270-2102 • Phone: (214) 854-3000

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2008

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Blockbuster Inc., a Delaware corporation, will be held at The Barclay New York Hotel, 111 East 48th Street, New York, New York 10017, on Wednesday, May 28, 2008, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	To elect nine directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent registered public accounting firm for fiscal 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 4, 2008 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

In accordance with new rules approved by the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 15, 2008, and provided access to our proxy materials over the Internet, beginning on April 15, 2008, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by Internet or telephone as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Eric H. Peterson

Executive Vice President,

    General Counsel and Secretary

Dallas, Texas

April 15, 2008

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2008

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Blockbuster (the “Board”) for use at our 2008 annual meeting. In this proxy statement, references to “Blockbuster,” the “Company,” “we,” “us,” “our” and similar expressions refer to Blockbuster Inc., unless the context of a particular reference provides otherwise.

2008 Annual Meeting Date and Location

Blockbuster’s 2008 annual meeting of stockholders will be held at The Barclay New York Hotel, 111 East 48th Street, New York, New York 10017, on Wednesday, May 28, 2008, at 10:00 a.m., Eastern Daylight Time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

We made these materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2008 annual meeting of stockholders. Stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about April 15, 2008, we mailed a Notice of Internet Availability of Proxy Materials to stockholders containing instructions on how to access the proxy statement and vote online. Each registered stockholder (you own shares in your own name on the books of our transfer agent) received one copy of each such Notice per account even if at the same address, while most banks and brokers delivered only one copy of such Notice to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most street-name stockholders who received multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Voting by Class A Common Stockholders and Class B Common Stockholders

Stockholders Entitled to Vote

We have two classes of common stock outstanding: (1) Class A common stock, which is entitled to one vote per share; and (2) Class B common stock, which is entitled to two votes per share.

The holders of Class A common stock and Class B common stock will vote together as a single class on the matters to be considered at the annual meeting, and their votes will be counted and totaled together. The record date for determining the Class A common stockholders and Class B common stockholders entitled to notice of and to vote at the meeting and any adjournment thereof was the close of business on April 4, 2008, at which time we had issued and outstanding 121,185,597 shares of Class A common stock and 72,000,000 shares of Class B common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” for information about Class A common stock and Class B common stock beneficially owned by our directors and executive officers as of the date indicated in such section. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any Class A common stockholder or Class B common stockholder, for any purpose germane to the meeting, during ordinary business hours at Blockbuster’s corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

Voting of Proxies By Management Proxy Holders

The Board has appointed Mr. James W. Keyes, Chairman of the Board and Chief Executive Officer, Mr. Thomas M. Casey, Executive Vice President and Chief Financial Officer, and Mr. Eric H. Peterson, Executive Vice President, General Counsel and Secretary, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by Internet or telephone, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, Internet or telephone, the management proxy holders will vote all shares represented by such valid proxies as follows, unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of Directors)—FOR the election of each of the persons named under “Proposal I Election of Directors” as nominees for election as directors; and

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Proposal II (Ratification of the Appointment of Independent Auditors)—FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditors”) for fiscal 2008.

As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by the Board will provide the management proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all Class A common stockholders and Class B common stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is obtained.

Under the rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote unless they receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For proposals I and II to be voted on at our annual meeting, brokers will have discretionary authority in the absence of timely instructions from their customers.

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Proposal I (Election of Directors)—To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of the shares of Class A common stock and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

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Proposal II (Ratification of the Appointment of Independent Auditors)—Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2008 requires the affirmative vote of the holders of a majority of the votes of the Class A common stock and Class B common stock, voting as a single class, present in person or represented by proxy at the meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Although brokers have discretionary authority to vote on this proposal, if a broker submits a “non-vote,” it will have the same effect as a vote against this proposal.

Voting Procedures

Registered Stockholders:    Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

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By Internet.    You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 27, 2008 unless otherwise noted with respect to shares held through our 401(k) plan.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

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By Telephone.    If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 27, 2008.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

Street-name Stockholders:    Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

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By Methods Listed on Voting Instruction Form.    Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

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In Person with a Proxy from the Record Holder.    A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the meeting by:

•	timely submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy;

•	timely delivery of a valid, later-dated executed proxy card; or

•	filing an instrument of revocation received by the Secretary of Blockbuster Inc. at 1201 Elm Street, Dallas, Texas 75270, by 6:00 p.m., Eastern Daylight Time, on Tuesday, May 27, 2008.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Blockbuster Class A common stock or Class B common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We also have retained Morrow & Co., LLC (“Morrow”) to solicit proxies from stockholders in connection with our annual meeting. Under the agreement, Morrow will provide consultation and preparation services in connection with the solicitation, deliver proxy materials to some banks, brokers and intermediaries, as well as perform the actual solicitation of proxies from brokers, banks and nominees for a fee of $9,000. In addition, we will reimburse Morrow for any mailing expenses and other disbursements made on our behalf in connection with the solicitation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Class A common stock and Class B common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended January 6, 2008, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Notice of Internet Availability of Proxy Materials is delivered upon the written request of such person addressed to Blockbuster Inc., Attention: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

CORPORATE GOVERNANCE

Governance Overview

Our Board has adopted corporate governance guidelines as part of its continuing effort to enhance corporate governance at Blockbuster and to communicate Blockbuster’s governance policies to stockholders and other interested parties. The guidelines address a variety of governance topics, including:

•	director independence and qualification standards,

•	responsibilities of directors,

•	Board meetings,

•	executive sessions of non-management directors,

•	Board committees,

•	Board access to management and outside advisors,

•	director orientation and continuing education,

•	non-employee director compensation,

•	evaluation and succession planning for our Chief Executive Officer,

•	periodic self-evaluations of Board and committee effectiveness and functioning, and

•	service by directors on other boards.

Our Corporate Governance Guidelines, along with our Business Conduct Statement, Supplemental Code of Ethics for Blockbuster’s Senior Financial Officers, charters of our standing Board committees and our second amended and restated certificate of incorporation and amended and restated bylaws, provide the basic framework for the governance of Blockbuster. Our certificate of incorporation and bylaws are filed as exhibits to our public filings with the SEC. These filings can be accessed free of charge from our website at www.blockbuster.com under the link for “Investor Relations.” The remaining documents referenced above are also available free of charge on our website under the link for “Investor Relations.” Copies of these documents will be provided to stockholders, without charge, upon written request to Blockbuster Inc., Attention: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met 14 times and acted by unanimous written consent 10 times during the 2007 fiscal year. During the 2007 fiscal year, each incumbent director participated in at least 75% of the aggregate number of meetings of the Board and applicable committee meetings held during the period for which he or she was a director.

The Board has separately designated standing audit, nominating/corporate governance and compensation committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Director	Independent (1)	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Edward Bleier	Yes		Member
Robert A. Bowman	Yes	Chair (2)
Jackie M. Clegg	Yes	Member (2)	Chair
James W. Crystal	Yes	Member		Member
Gary J. Fernandes	Yes			Chair
Jules Haimovitz	Yes			Member
Carl C. Icahn	Yes		Member
James W. Keyes	No
Strauss Zelnick	No
Number of Meetings in 2007		10	6	7
Number of Written Consents in 2007		1	—	2

(1)	The Board has determined that the director is independent as described below under “—Related Party Transaction and Director Independence.”

(2)	The Board has determined that the director is an audit committee financial expert as described below under “—Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s three standing committees follows. Notwithstanding the following, the Board retains the right to exercise the powers of any committee and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.blockbuster.com.

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Audit Committee—The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to (1) the quality and integrity of our financial reports and other financial information provided by us to our stockholders, the public and others; (2) our compliance with legal and regulatory requirements; (3) our independent auditors’ qualifications, independence and performance; and (4) the performance of our internal audit function, including our systems of internal controls.

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Compensation Committee—The primary functions of the Compensation Committee are to (1) assist management and the Board in defining and overseeing our general compensation practices; (2) review and approve, or make recommendations to the Board or the other independent directors with respect to, as the case may be, the compensation, including equity grants, of our Chief Executive Officer, other executive officers and any other employees or categories of employees as directed by the Board; (3) review and discuss the Company’s Compensation Discussion & Analysis with management; and (4) produce the Compensation Committee’s report required by the SEC for inclusion in our proxy statement.

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Nominating/Corporate Governance Committee—The primary functions of the Nominating/Corporate Governance Committee are to (1) assist the Board in identifying individuals qualified to become members of the Board; (2) recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to fill any vacancy on the Board; (3) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; (4) review the criteria to be used in connection with the self-evaluations of the Board and each of its committees and oversee the evaluation of the Board and management; and (5) develop and recommend to the Board and administer our Corporate Governance Guidelines.

Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for managing the process for nomination of new directors. The Nominating/Corporate Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from our management, current Board members, stockholders or contacts in communities served by Blockbuster, or by conducting a formal search using an outside search firm selected and engaged by the Nominating/Corporate Governance Committee. Following the identification of a potential director nominee, the Nominating/Corporate Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to the following factors: (1) whether the individual meets the Board’s minimum qualifications for first-time director nominees; (2) whether the individual would be considered independent under NYSE and SEC rules; and (3) whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and/or Compensation Committees of the Board.

The Nominating/Corporate Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including but not limited to the characteristics of independence, diversity, age, skills, experience, availability of service to Blockbuster, tenure of incumbent directors on the Board and the Board’s anticipated needs. The Nominating/Corporate Governance Committee believes that, at a minimum, all directors, as well as any nominee recommended by the Nominating/Corporate Governance Committee, should have (1) high personal and professional integrity; (2) the ability to read and understand basic financial statements; (3) the ability to exercise sound business judgment; (4) an understanding of Blockbuster’s business and the industry in which we operate; (5) a commitment to enhancing stockholder value; and (6) the willingness and sufficient time to carry out their responsibilities as a member of the Board. In addition, at least one member of the Board should have accounting or related financial management expertise, as determined in the Board’s business judgment. The Nominating/Corporate Governance Committee will consider potential nominees recommended by our stockholders for the Nominating/Corporate Governance Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Nominating/Corporate Governance Committee in care of Blockbuster’s Secretary at Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270. Our bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2009 Annual Meeting.”

Assuming a satisfactory conclusion to the Nominating/Corporate Governance Committee’s review and evaluation process, the Nominating/Corporate Governance Committee presents the candidate’s name to the Board for nomination for election as a director and/or inclusion in our proxy statement.

Related Party Transaction and Director Independence

Annual written questionnaires are used to gather input to assist the Nominating/Corporate Governance Committee and the Board in their determinations of the independence of the non-employee directors. In addition, our Corporate Governance Guidelines require directors to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, in the event that such director’s personal circumstances change or are anticipated to change in a manner that may affect the Board’s evaluation of such director’s independence.

Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Nominating/Corporate Governance Committee presented its findings to the Board on the independence of (1) Edward Bleier; (2) Robert A. Bowman; (3) Jackie M. Clegg; (4) James W. Crystal; (5), Gary J. Fernandes; (6) Jules Haimovitz; (7) Carl C. Icahn; and (8) Strauss Zelnick. The Board determined that, other than in their capacity as directors, none of these non-employee directors, other than Mr. Zelnick, had a material relationship with Blockbuster, either directly or as a partner, shareholder or officer of an organization that has a relationship with Blockbuster. The Board further determined that, other than Mr. Zelnick, (1) all such non-employee directors are independent under applicable NYSE listing standards and (2) all such non-employee directors also satisfy the additional audit committee independence standards of Rule 10A-3 of the SEC other than Mr. Icahn because of his reported beneficial ownership in Blockbuster’s equity securities in excess of 10%.

On March 29, 2007, Mr. Zelnick was appointed chairman of the board of directors of Take-Two Interactive Software, Inc. (“Take-Two”), a global publisher, developer and distributor of interactive games software, hardware and accessories and a party to considerable commercial transactions with Blockbuster. On February 15, 2008, Take-Two announced the appointment of Mr. Zelnick as executive chairman. In addition, ZelnickMedia Corporation (“ZelnickMedia”), of which Mr. Zelnick is a founder and principal owner, entered into a management agreement with Take-Two on March 30, 2007, as amended on July 26, 2007 and February 14, 2008, pursuant to which ZelnickMedia provides financial and management consulting services to Take-Two. Mr. Zelnick is entitled during the term of the management agreement to serve as executive chairman of Take-Two’s board of directors and will also have the authority during such term to hire and/or terminate the chief executive officer and chief financial officer of Take-Two, subject to the approval of Take-Two’s compensation committee. Also during the term of the management agreement, ZelnickMedia will receive a monthly management fee of $208,333, an annual bonus of up to $2,500,000 upon the achievement by Take-Two of certain performance thresholds, an option to purchase a number of shares of Take-Two equal to 2.5% of the outstanding common stock of Take-Two on a fully diluted basis (which vest in equal monthly installments over three years) and shares of restricted common stock of Take-Two. Blockbuster and its subsidiaries paid Take-Two approximately $23.1 million for fiscal 2007 pursuant to Blockbuster’s commercial arrangements with Take-Two.

The Board has determined that, based on Mr. Zelnick’s and ZelnickMedia’s relationships with Take-Two, Blockbuster’s transactions with Take-Two constitute related party transactions under applicable rules of the SEC. In accordance with the Board’s policies and procedures relating to its review, approval or ratification of related party transactions, and taking into account various factors set forth in such policies and procedures (in each case as more fully described herein), the disinterested members of the Board have ratified and approved Blockbuster’s transactions with Take-Two.

As a result of Mr. Zelnick’s and ZelnickMedia’s relationships with Take-Two, the Board also has determined that Mr. Zelnick does not qualify as an independent director of the Board under applicable NYSE standards.

In addition, on April 18, 2007, Mr. Bowman was appointed to the board of directors of Take-Two. The Board determined that Mr. Bowman’s appointment to the Take-Two board of directors does not impair his independence under applicable NYSE standards.

In making its most recent independence determinations, the Board considered certain relationships that it deemed not to be material. Mr. Fernandes holds a general partner interest and a limited partner interest in two real estate limited partnerships that each lease one retail building to Blockbuster. The Board determined that Mr. Fernandes’ relationship was not material, as it did during 2005, 2006 and 2007 when considering this same relationship, because the transactions between Blockbuster and the limited partnerships were at arms length, Mr. Fernandes had no direct involvement with any such transactions, and the transactions in question involved only two of Blockbuster’s thousands of domestic leases.

The Board also considered Blockbuster’s arrangement with Icahn Sourcing, LLC (“Icahn Sourcing”), an entity formed and controlled by Mr. Icahn to leverage the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. Blockbuster is a member of Icahn Sourcing’s buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that Blockbuster will purchase any goods, services or property from any such vendors, and Blockbuster is under no obligation to do so. Blockbuster does not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement, and Icahn Sourcing does not receive any fees or other amounts from the vendors if Blockbuster purchases goods, services or property from the vendors. To date, Blockbuster has not purchased any goods, services or property as a member of the buying group, but it may do so in the future at prices and on terms that Blockbuster believes are more favorable than those that would be achieved on a stand-alone basis. The Board determined that Blockbuster’s participation in the buying group does not impact Mr. Icahn’s independence because (1) Blockbuster does not pay Icahn Sourcing to be a member of the buying group; (2) Icahn Sourcing does not receive a fee from vendors if Blockbuster purchases goods, services or property from vendors identified by Icahn Sourcing; and (3) any benefit to Mr. Icahn and Blockbuster arising from the buying group arrangement is not material to either Mr. Icahn or Blockbuster. The Board also considered Mr. Icahn’s sizable beneficial ownership of Blockbuster’s common stock and preferred stock and determined that his significant equity beneficial ownership did not constitute a material relationship that impaired his independence from management.

In addition, the Board considered that Mr. Bleier, previously an executive with Warner Bros. Entertainment Inc. (“Warner Bros.”) in New York, is provided with access to certain office space and related services, but not any compensation, by his former employer. Warner Bros. is one of our many suppliers of movie inventory. In light of the limited nature of these office services provided to Mr. Bleier, the Board determined that these services did not constitute a material relationship that would impair Mr. Bleier’s independence from management.

In addition to considering potential relationships for purposes of the Board’s director independence determinations, our Board has also adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Blockbuster is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons (a “related party transaction”). These policies and procedures supplement our annual written questionnaires which are discussed above and are set forth in our Corporate Governance Guidelines. Specifically, each of our directors is expected to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, of any direct or indirect (including through an affiliated entity or an immediate family member) material interest in any transaction, proposed transaction or series of similar transactions in which Blockbuster is, or is to be, a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. Any such related party transactions require approval or ratification by the disinterested members of the Board or a committee thereof designated by such disinterested directors, taking into account whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, Blockbuster’s Business Conduct Statement (including its conflict of interest provisions), any affiliate transaction approval requirements in our debt agreements, any impact on the Board’s evaluation of such director’s independence or on such director’s eligibility to serve on one of the Board’s committees, any required public disclosures by Blockbuster, and such other factors as may be deemed appropriate by the disinterested members of the Board or any committee thereof. These policies and procedures also provide that the Board will follow similar procedures and take into account similar factors, to the extent applicable, in connection with its review, approval or ratification of any related party transactions in which any of our executive officers or significant security holders has a material direct or indirect interest and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. Each of our directors is also expected to notify the Chair of the Nominating/Corporate Governance Committee (or, in the case of the Chair of the Nominating/Corporate Governance Committee, another member of such Committee), as soon as reasonably practicable, of any transaction, proposed transaction or series of similar transactions in which such director has a direct or indirect (including through an affiliated entity or an immediate family member)

material interest and in which another director on our Board also has a direct or indirect (including through an affiliated entity or an immediate family member) material interest.

Executive Sessions and the Presiding Director

Our Corporate Governance Guidelines provide for regular executive sessions of the non-management directors without management participation. Our Corporate Governance Guidelines designate the Chair of the Audit Committee as the presiding director at such meetings. Mr. Bowman currently serves as the Chair of the Audit Committee.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board or individual directors, including the Chairman and chair of any Board committee. The chairs of Blockbuster’s standing Board committees are all independent directors as determined by the Board and described above under “—Related Party Transaction and Director Independence.”

Stockholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board by calling our hotline, which is administered by a third party, at 1-888-441-WORD. The Chair of the Audit Committee, who is also the presiding director for meetings of non-management directors, has been designated to receive such communications. In addition, stockholders may send communications to the Board or individual directors by mail, by writing to the Board or such individual directors in care of Blockbuster’s Secretary at Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270. The Secretary’s office receives all such mailed communications initially and forwards all such communications to the applicable director or directors.

The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

As described below under “—Processes and Procedures for Determining Executive and Director Compensation—Executive Compensation,” beginning with our annual stockholders meeting in 2009, we will submit to our stockholders for approval a non-binding resolution to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure in the proxy statement of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion & Analysis). Prior to our annual stockholders meeting in 2009, we will amend our corporate governance guidelines to provide that, in the event that the stockholders do not approve this non-binding resolution, the Board will establish a committee of directors to meet with stockholders to address stockholders’ concerns with respect to the compensation of our named executive officers.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Bowman and Crystal and Ms. Clegg, the current members of the Audit Committee, are each “financially literate” as interpreted by the Board in its business judgment and that Mr. Bowman and Ms. Clegg each further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the SEC.

Policies on Business Conduct and Ethics

Blockbuster has established a corporate compliance program as part of its commitment to responsible business practices in all of the communities in which it operates. The Board has adopted a Business Conduct

Statement that applies to all of our employees and directors and a Supplemental Code of Ethics that applies specifically to our Chief Executive Officer, Chief Financial Officer and Controller. The Business Conduct Statement and Supplemental Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of Company assets, intellectual property, financial accounting, employment practices, health, safety and environment, political contributions and payments and matters relating to international business activities.

Both the Business Conduct Statement and Supplemental Code of Ethics are published on our website. Please refer to “—Governance Overview” above for the location of these documents.

In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Supplemental Code of Ethics, or waivers from our Supplemental Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.blockbuster.com) within the time period required by applicable SEC and NYSE rules.

Director Attendance at Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend our annual stockholders meetings. At our 2007 annual meeting, each of the incumbent directors was in attendance.

Processes and Procedures for Determining Executive and Director Compensation

The following discussion is intended to illustrate our typical processes and procedures for the consideration and determination of executive officer and director compensation, rather than to provide a detailed discussion of specific executive and director compensation matters. From time to time, our Board, Compensation Committee or Nominating/Corporate Governance Committee may deem additional or different processes and procedures to be appropriate for a particular matter.

Executive Compensation

As detailed in its charter, one of the primary functions of our Compensation Committee is to review and approve, or make recommendations to the Board or to the other independent directors on the Board with respect to, the compensation of our executives and such other employees or categories of employees as directed by the Board. In general, executive compensation matters can be presented to the Compensation Committee or raised with the Committee in one of the following ways: (1) at the request of the Committee chair or another Committee member or Board member; (2) in accordance with the Committee’s annual agenda, which is reviewed by the Committee members and other directors on an annual basis; (3) by our Chief Executive Officer; or (4) by the Committee’s outside compensation consultant.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executives and our directors, and also has the sole authority to approve any such firm’s fees and other retention terms. During 2007, the Compensation Committee utilized the services of Lyons, Benenson & Company Inc. (“Lyons, Benenson”) to assist it in evaluating executive compensation matters. The terms of Lyons, Benenson’s engagement are set forth in an engagement agreement which provides, among other things, that Lyons, Benenson will perform the advisory services requested by the Compensation Committee or by Blockbuster. Pursuant to its charter, the Compensation Committee also has the authority to engage, and determine the fees of, independent counsel and other advisors as it deems necessary to carry out its duties, and has the authority to request that any of our officers or employees or our outside legal counsel attend Compensation Committee meetings or meet with any members of, or consultants to, the Committee.

Together with management, the Compensation Committee’s compensation consultant and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and formulates a recommendation. The Compensation Committee’s chair then generally reports the Compensation Committee’s recommendation for approval by the full Board or, in certain cases, by the independent directors. For example, performance-based compensation matters that require approval by outside directors under Section 162(m) of the Internal Revenue Code would not generally be voted on by the Chairman of the Board, who also serves as our Chief Executive Officer, or by Mr. Zelnick who is also not independent, nor would our Chairman and Chief Executive Officer typically vote on matters regarding his individual compensation.

To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any subcommittee or individual members of the Compensation Committee as it deems appropriate.

Beginning with our annual stockholders meeting in 2009, we will submit to our stockholders for approval a non-binding resolution to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure in the proxy statement of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion & Analysis).

Director Compensation

Pursuant to its charter and our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee is responsible for annually reviewing the form and amount of director compensation, taking into account any evaluation prepared by any compensation consultant retained by the Compensation Committee. If appropriate, the Nominating/Corporate Governance Committee recommends changes in director compensation to the Board, based on the following principles:

•

directors should be fairly compensated for the services they provide to Blockbuster (taking into account, among other things, the size and complexity of our business, and compensation and benefits paid to directors of comparable companies);

•	directors’ interests should be aligned with the interests of our stockholders; and

•	directors’ compensation should be easy for our stockholders to understand.

Our Corporate Governance Guidelines also provide that the Nominating/Corporate Governance Committee and the Board shall consider that the independence of a director may be jeopardized if compensation and perquisites exceed customary levels, if we make substantial charitable contributions to organizations with which the director is affiliated, or if we enter into consulting contracts with (or provide other indirect forms of compensation to) a director or an organization with which a director is affiliated.

During 2007, the Nominating/Corporate Governance Committee utilized the services of Lyons, Benenson, the consultant engaged by the Compensation Committee, to assist it in reviewing and evaluating our current non-employee directors’ compensation program.

As with the Compensation Committee, the Nominating/Corporate Governance Committee may, to the extent permitted by applicable law, delegate its authority to any subcommittee or individual members of the Nominating/Corporate Governance Committee as it deems appropriate.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended January 6, 2008. In addition, our former Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on May 24, 2007.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Blockbuster Class A common stock and Class B common stock beneficially owned by (1) the “named executive officers,” which, for purposes of this proxy statement, include James W. Keyes, our Chairman and Chief Executive Officer, Thomas M. Casey, our Executive Vice President and Chief Financial Officer, Eric H. Peterson, our Executive Vice President, General Counsel and Secretary, John F. Antioco, our former Chairman and Chief Executive Officer, Larry J. Zine, our former Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Nicholas P. Shepherd, our former Senior Executive Vice President and Chief Operating Officer, and Frank G. Paci, our former Executive Vice President, Strategic Planning and Business Development; (2) each current Blockbuster director and each nominee for director; and (3) all current Blockbuster directors and executive officers as a group. The following table also sets forth information with respect to the number of shares of Blockbuster Class A common stock and Class B common stock beneficially owned by each person known by Blockbuster to beneficially own more than 5% of the outstanding shares of Blockbuster Class A common stock or Class B common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them; and (2) ownership is as of April 4, 2008.

As of April 4, 2008, there were 121,185,597 shares of Blockbuster Class A common stock outstanding and 72,000,000 shares of Blockbuster Class B common stock outstanding.

		Beneficial Ownership of Equity Securities
Name	Title of Equity Securities	Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
Edward Bleier	Blockbuster Class A Common	35,261	—	*
	Blockbuster Class B Common	—	—	—
Robert A. Bowman	Blockbuster Class A Common	36,084	—	*
	Blockbuster Class B Common	—	—	—
Jackie M. Clegg	Blockbuster Class A Common	38,243	—	*
	Blockbuster Class B Common	—	—	—
James W. Crystal	Blockbuster Class A Common	18,438	—	*
	Blockbuster Class B Common	—	—	—
Gary J. Fernandes	Blockbuster Class A Common	62,701	—	*
	Blockbuster Class B Common	—	—	—
Jules Haimovitz	Blockbuster Class A Common	64,838	—	*
	Blockbuster Class B Common	—	—	—
Carl C. Icahn (4)	Blockbuster Class A Common	13,190,061(5)	7,378,641(5)	16.0%
High River Limited Partnership (4)	Blockbuster Class B Common	5,566,131(5)	—	7.7%
Hopper Investment LLC (4)
Barberry Corp. (4)
Icahn Partners Master Fund L.P. (4)
Icahn Partners Master Fund II L.P. (4)
Icahn Partners Master Fund III L.P. (4)
Icahn Offshore L.P. (4)
Icahn Partners Holding L.P. (4)
IPH GP LLC (4)
Icahn Enterprises Holdings L.P. (4)
Icahn Enterprises G.P. Inc. (4)
Beckton Corp. (4)
Icahn Partners L.P. (4)
Icahn Onshore L.P. (4)
James W. Keyes	Blockbuster Class A Common Blockbuster Class B Common	763,309 —	— —	* —
Strauss Zelnick	Blockbuster Class A Common Blockbuster Class B Common	35,261 —	— —	* —

		Beneficial Ownership of Equity Securities
Name	Title of Equity Securities	Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
Thomas M. Casey	Blockbuster Class A Common Blockbuster Class B Common	— —	— —	— —
Eric H. Peterson	Blockbuster Class A Common Blockbuster Class B Common	— —	— —	— —
John F. Antioco	Blockbuster Class A Common Blockbuster Class B Common	275,000 —	5,000,000 —	4.2% —
Frank G. Paci	Blockbuster Class A Common Blockbuster Class B Common	— —	— —	— —
Nicholas P. Shepherd	Blockbuster Class A Common Blockbuster Class B Common	— —	— —	— —
Larry J. Zine	Blockbuster Class A Common Blockbuster Class B Common	— —	— —	— —
aAd Capital Management L.P. (6)	Blockbuster Class A Common	10,000,000(7)	—	8.3%
aAd Capital LLC (6)
Daniel P. Wimsatt (6)
Bank of America Corporation (8)	Blockbuster Class A Common	6,291,959(9)	—	5.2%
NB Holdings Corporation (8)
Bank of America, N.A. (8)
United States Trust Company, N.A. (8)
Banc of America Securities Holdings Corporation (8)
Banc of America Securities LLC (8)
NMS Services Inc. (8)
Columbia Management Group, LLC (8)
Columbia Management Advisors, LLC (8)
Banc of America Investment Advisors, Inc. (8)
Barclays Global Investors, NA (10)	Blockbuster Class A Common	6,761,554(11)	—	5.6%
Barclays Global Fund Advisors (10)
Black River Asset Management LLC (12)	Blockbuster Class B Common	5,482,525(13)	—	7.6%
Black River Global Equity Fund Ltd. (12)
Dawson Herman Capital Management Inc. (14)	Blockbuster Class A Common	7,443,500(15)	—	6.1%
Deutsche Bank AG (16)	Blockbuster Class A Common	6,794,462(17)	—	5.6%
Deutsche Bank AG, London Branch (16)
Dimensional Fund Advisors LP (18)	Blockbuster Class A Common	6,611,606(19)	—	5.5%
Elm Ridge Capital Management, LLC (20)	Blockbuster Class B Common	5,498,003(21)	—	7.6%
Ronald Gutfleish (20)
Fine Capital Partners, L.P. (22)	Blockbuster Class A Common	7,428,200(23)	—	6.1%
Fine Capital Advisors, LLC (22)
Debra Fine (22)
Glenview Capital Management, LLC (24)	Blockbuster Class B Common	4,238,000(25)	—	5.9%
Lawrence M. Robbins (24)
HBK Investments L.P. (26)	Blockbuster Class A Common	10,330,292(27)	—	8.5%
HBK Services LLC (26)
HBK Partners II L.P. (26)
HBK Management LLC (26)
HBK Master Fund L.P. (26)
M.A.M. Investment Ltd. (28)	Blockbuster Class B Common	5,684,983(29)	—	7.9%
Marathon Asset Management (Services) Ltd. (28)
Marathon Asset Management LLP (28)
William James Arah (28)
Jeremy John Hosking (28)
Neil Mark Ostrer (28)

		Beneficial Ownership of Equity Securities
Name	Title of Equity Securities	Number of Outstanding Shares(1)	Number of Shares Underlying Options or Conversion Rights(2)	Percent of Class(3)
Merrill Lynch Financial Markets, Inc. (30)	Blockbuster Class A Common	8,684,286(31)	—	7.2%
Merrill Lynch, Pierce, Fenner & Smith Incorporated (30)
Merrill Lynch Bank & Trust Co., FSB (30)
Morgan Stanley (32)	Blockbuster Class A Common	9,188,536(33)	—	7.6%
Morgan Stanley Capital Services Inc. (32)
Prentice Capital Management, LP (34)	Blockbuster Class A Common	12,046,433(35)	—	9.9%
Michael Zimmerman (34)	Blockbuster Class B Common	4,077,410(35)	—	5.7%
President and Fellows of Harvard College (36)	Blockbuster Class B Common	6,065,000(37)	—	8.4%
Trivium Capital Management, LLC (38)	Blockbuster Class A Common	7,950,000(39)	—	6.6%
Trivium Offshore Fund, Ltd.(38)
Current directors and current executive officers as a group (11 persons)	Blockbuster Class A Common	14,244,196	7,378,641	16.8%
	Blockbuster Class B Common	5,566,131	—	7.7%

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The shares reported in this column include restricted share units held by our directors on April 4, 2008 that are vested, but not settleable until the later of a date certain selected by the director or the director’s termination of service.

(2)	Amounts indicated reflect shares subject to stock options or conversion rights that, on April 4, 2008, were unexercised or unconverted but were exercisable or convertible for shares of Blockbuster Class A common stock within a period of 60 days from that date. These shares are excluded from the column headed “Number of Outstanding Shares.”

(3)	Percentages are calculated based on the outstanding shares of Blockbuster Class A common stock or Class B common stock, as appropriate, as of April 4, 2008.

(4)	The address for Carl C. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153. The address for High River Limited Partnership; Hopper Investments LLC; Barberry Corp.; Icahn Offshore L.P.; Icahn Partners Holding, L.P.; IPH GP LLC; Icahn Enterprises Holdings L.P.; Icahn Enterprises G.P. Inc.; Beckton Corp.; Icahn Partners L.P.; and Icahn Onshore L.P. is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, New York 10601. The address for Icahn Partners Master Fund L.P.; Icahn Partners Master Fund II L.P.; and Icahn Partners Master Fund III L.P. is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(5)

This is based on an amendment to Schedule 13D filed with the SEC on November 19, 2007 and a Form 4 filed with the SEC on January 4, 2008. The Schedule 13D/A was jointly filed by Carl C. Icahn; High River Limited Partnership (“High River”); Hopper Investments LLC (“Hopper”); Barberry Corp. (“Barberry”); Icahn Partners Master Fund L.P. (“Icahn Master”); Icahn Partners Master Fund II L.P. (“Icahn Master II”); Icahn Partners Master Fund III L.P. (“Icahn Master III”); Icahn Offshore L.P. (“Icahn Offshore”); Icahn Partners Holding L.P. (“Icahn Partners Holding”); IPH GP LLC (“IPH”); Icahn Enterprises Holdings LP (“Icahn Enterprises”); Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”); Beckton Corp. (“Beckton”); Icahn Partners L.P. (“Icahn Partners”); and Icahn Onshore L.P. (“Ichan Onshore”). According to the Schedule 13D/A, (1) High River has sole voting power and sole dispositive power with regard to 3,208,688 shares of Class A common stock and 772,320 shares of Class B common stock, and each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (2) Barberry has sole voting power and sole dispositive power with regard to 898,000 shares of Class A common stock and 340,906 shares of Class B common stock, and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaims beneficial ownership of such shares for all other purposes; (3) Icahn Master has sole voting power and sole dispositive power with regard to 7,381,540 shares of Class A common stock and 1,932,985 shares of Class B common stock, and each of Icahn Offshore, Icahn Partners Holding, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has

shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (4) Icahn Master II has sole voting power and sole dispositive power with regard to 969,607 shares of Class A common stock, and each of Icahn Offshore, Icahn Partners Holding, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; (5) Icahn Master III has sole voting power and sole dispositive power with regard to 366,953 shares of Class A common stock, and each of Icahn Offshore, Icahn Partners Holding, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes; and (6) Icahn Partners has sole voting power and sole dispositive power with regard to 7,708,653 shares of Class A common stock and 2,519,920 shares of Class B common stock, and each of Icahn Onshore, Icahn Partners Holding, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares, but disclaim beneficial ownership of such shares for all other purposes. References to the number of shares of Class A common stock in this paragraph assume the conversion of the preferred shares held by all of the applicable registrants into shares of Class A common stock.

According to the Schedule 13D/A and the Form 4, Carl C. Icahn has sole voting power and sole dispositive power with regard to 35,261 shares of Class A common stock, and each of High River, Hopper, Barberry, Icahn Master, Icahn Master II, Icahn Master III, Icahn Offshore, Icahn Partners Holding, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton, Icahn Partners and Icahn Onshore disclaim beneficial ownership of such shares for all purposes.

All of the shares for which Carl C. Icahn, Icahn Master, Icahn Master II and Icahn Master III have sole voting and sole dispositive power are owned free of lien. All other shares are held in margin accounts except for 500 shares which are certificated and free of lien.

(6)	The address for aAd Capital Management, L.P.; aAd Capital LLC; and Daniel P. Wimsatt is 420 Stevens Avenue, Suite 210, Solana Beach, California 92075.

(7)	This is based on an amendment to Schedule 13G filed with the SEC on March 10, 2008, by aAd Capital Management, L.P. (“aAd”); aAd Capital LLC, the general partner of aAd (“Capital LLC”); and Daniel P. Wimsatt, the manager of Capital LLC. According to the Schedule 13G, aAd, Capital LLC and Mr. Wimsatt have shared voting power and shared dispositive power with regard to 10,000,000 shares of Class A common stock. Each of aAd, Capital LLC and Mr. Winsatt is deemed to beneficially own 10,000,000 shares of Class A common stock.

(8)	The address for Bank of America Corporation; NB Holdings Corporation; Bank of America, N.A.; United States Trust Company, N.A.; Banc of America Securities Holdings Corporation; Banc of America Securities LLC; NMS Services Inc.; Columbia Management Group, LLC; Columbia Management Advisors, LLC; and Banc of America Investment Advisors, Inc. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(9)

This is based on a Schedule 13G filed with the SEC on February 7, 2008, by Bank of America Corporation; NB Holdings Corporation; Bank of America, N.A.; United States Trust Company, N.A.; Banc of America Securities Holdings Corporation; Banc of America Securities LLC; NMS Services Inc.; Columbia Management Group, LLC; Columbia Management Advisors, LLC; and Banc of America Investment Advisors, Inc. According to the Schedule 13G, (1) Bank of America Corporation has shared voting power with regard to 2,281,701 shares of Class A common stock, shared dispositive power with regard to 6,291,959 shares of Class A common stock, and is deemed to beneficially own 6,291,959 shares of Class A common stock; (2) NB Holdings Corporation has shared voting power with regard to 2,281,701 shares of Class A common stock, shared dispositive power with regard to 6,291,959 shares of Class A common stock, and is deemed to beneficially own 6,291,959 shares of Class A common stock; (3) Bank of America, N.A. has sole voting power with regard to 510,014 shares of Class A common stock, shared voting power with regard to 1,598,036 shares of Class A common stock, sole dispositive power with regard to 510,014 shares of Class A common stock, shared dispositive power with regard to 1,800,786 shares of Class A common stock, and is deemed to beneficially own 2,310,800 shares of Class A common stock; (4) United States Trust Company, N.A. has sole voting power with regard to 27,851 shares of Class A common stock, sole dispositive power with regard to 32,817 shares of Class A common stock, shared dispositive power with regard to 5,842 shares of Class A common stock, and is deemed to beneficially own 38,659 shares of Class A common stock; (5) Bank of America Securities Holdings Corporation has shared voting power and shared dispositive power with regard to 145,800 shares of Class A common stock and is deemed to beneficially own 145,800 shares of Class A common stock; (6) Banc of America Securities LLC has sole voting power and sole dispositive power with regard to 145,800 shares of Class A common stock and is deemed to beneficially own 145,800 shares of Class A common stock; (7) NMS Services Inc. has shared dispositive power with regard to 3,796,700 shares of Class A common stock and is deemed to beneficially own 3,796,700 shares of Class A common stock; (8) Columbia Management Group, LLC has shared voting power with regard to 1,550,786 shares of Class A common stock, shared dispositive power with regard to 1,800,786 shares of Class A common stock, and is deemed to beneficially own 1,800,786 shares of Class A common stock; (9) Columbia Management Advisors, LLC has sole voting power with regard to 1,550,786 shares of Class A common stock, sole dispositive power with regard to 1,800,786 shares of Class A common stock, and is deemed to beneficially own 1,800,786 shares of Class A common stock; and (10) Banc of America Investment Advisors, Inc. has shared voting power with regard to 47,250 shares of Class A common stock and is deemed to beneficially own 47,250 shares of Class A common stock.

(10)	The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont St., San Francisco, California 94105.

(11)	This is based on a Schedule 13G filed with the SEC on February 5, 2008, by Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited; and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, (1) Barclays Global Investors, NA, has sole voting power with regard to 3,111,499 shares of Class A common stock, sole dispositive power with regard to 3,738,568 shares of Class A common stock, and is deemed to beneficially own 3,738,568 shares of Class A common stock; and (2) Barclays Global Fund Advisors has sole voting power and sole dispositive power with regard to 3,022,986 shares of Class A common stock and is deemed to beneficially own 3,022,986 shares of Class A common stock.

(12)	The address for Black River Asset Management LLC is 12700 Whitewater Drive, Minnetonka, Minnesota 55343 and the address for Black River Global Equity Fund Ltd. is P.O. Box 309GT, Ugland House South Church Street, George Town, Grand Cayman, Cayman Islands.

(13)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2008, by Black River Asset Management LLC and Black River Global Equity Fund Ltd. According to the Schedule 13G/A, Black River Asset Management LLC and Black River Global Equity Fund Ltd. have sole voting power and sole dispositive power with regard to 5,482,525 shares of Class B common stock, and are deemed to beneficially own 5,482,525 shares of Class B common stock. Also according to the Schedule 13G/A, pursuant to an investment advisory agreement, Black River Asset Management LLC has investment and voting power with respect to the securities held by Black River Global Equity Fund Ltd.

(14)	The address for Dawson Herman Capital Management Inc. is 354 Pequot Avenue, Southport, Connecticut 06890.

(15)	This is based on a Schedule 13G filed with the SEC on February 14, 2008, by Dawson Herman Capital Management Inc. According to the Schedule 13G, Dawson Herman Capital Management Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 7,443,500 shares of Class A common stock.

(16)	The address for Deutsche Bank AG and Deutsche Bank AG, London Branch is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(17)

This is based on an amendment to Schedule 13G filed with the SEC on February 1, 2008, by Deutsche Bank AG and Deutsche Bank AG, London Branch. According to the Schedule 13G/A, Deutsche Bank AG and Deutsche Bank AG, London Branch have sole voting power and sole dispositive power with regard to 6,794,462 shares of Class A common stock. According to the Schedule 13G/A, the filing reflects securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates; and, furthermore, CIB disclaims beneficial ownership of the securities beneficially owned by (1) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both; and (2) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.

(18)	The address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.

(19)	This is based on an amendment to Schedule 13G filed with the SEC on February 6, 2008, by Dimensional Fund Advisors LP. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power and sole dispositive power with regard to 6,611,606 shares of Class A common stock. Also according to the Schedule 13G/A, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(20)	The address for Elm Ridge Capital Management, LLC and Ronald Gutfleish is 3 West Main Street, 3rd Floor, Irvington, New York 10533.

(21)	This is based on a Schedule 13G filed with the SEC on February 14, 2008, by Ronald Gutfleish, c/o Elm Ridge Capital Management, LLC. According to the Schedule 13G, Ronald Gutfleish has shared voting power and shared dispositive power with regard to 5,498,003 shares of Class B common stock. Also according to the Schedule 13G, Ronald Gutfleish is the managing member of two limited liability companies, which each manage one or more private investment funds that hold the shares, and Ronald Gutfleish disclaims beneficial ownership in the Class B common stock, except to the extent of his pecuniary interest therein.

(22)	The address for Fine Capital Partners, L.P.; Fine Capital Advisors, LLC; and Debra Fine is 590 Madison Avenue, 5th Floor, New York, New York 10022.

(23)	This is based on a Schedule 13D filed with the SEC on March 7, 2008, by Fine Capital Partners, L.P.; Fine Capital Advisors, LLC; and Debra Fine. According to the Schedule 13D, Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine beneficially own and have sole voting power and sole dispositive power with regard to 7,428,200 shares of Class A common stock. Also according to the Schedule 13D, Fine Capital Partners, L.P., is the investment manager to certain private investment funds and the shares reported on the Schedule 13D are owned by such funds, Fine Capital Advisors, LLC, is the general partner of Fine Capital Partners, L.P., and Debra Fine is President of Fine Capital Partners, L.P. and is the sole Manager of Fine Capital Advisors, LLC.

(24)	The address for Glenview Capital Management, LLC and Lawrence M. Robbins is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(25)

This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2008. According to the Schedule 13G/A, Glenview Capital Management, LLC and Lawrence M. Robbins beneficially own and have shared voting power and shared dispositive power with regard to 4,238,000 shares of Class B common stock. Also according to the Schedule 13G/A, the securities are held for the accounts of GCM Little Arbor Master Fund, Ltd., a Cayman Islands exempted company (“GCM Little Arbor Master Fund”), GCM Little Arbor Partners, L.P., a Delaware limited partnership (“GCM Little Arbor Partners”), and GCM Little Arbor Institutional Partners, L.P., a Delaware limited partnership (“GCM Little Arbor Institutional Partners”). Glenview Capital Management, LLC serves as investment manager to each of GCM Little Arbor Master

Fund, GCM Little Arbor Partners and GCM Little Arbor Institutional Partners. In such capacity, Glenview Capital Management, LLC may be deemed to have voting and dispositive power over the shares held for such accounts. Lawrence M. Robbins is the chief executive officer of Glenview Capital Management, LLC.

(26)	The address for HBK Investments L.P.; HBK Services LLC; HBK Partners II L.P.; HBK Management LLC; and HBK Master Fund L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(27)	This is based on an amendment to Schedule 13G filed with the SEC on February 13, 2008, by HBK Investments L.P.; HBK Services LLC; HBK Partners II L.P.; HBK Management LLC; and HBK Master Fund L.P. According to the Schedule 13G/A, HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. have shared voting power and shared dispositive power with regard to 10,330,292 shares of Class A common stock, and are deemed to beneficially own 10,330,292 shares of Class A common stock. Also according to the Schedule 13G/A, HBK Investments L.P. has delegated discretion to vote and dispose of the securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities. Also according to the Schedule 13G/A, Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities.

(28)	The address for M.A.M. Investments Ltd.; Marathon Asset Management (Services) Ltd; Marathon Asset Management LLP; William James Arah; Jeremy John Hosking; and Neil Mark Ostrer is Orion House, 5 Upper St. Martin’s Lane, London, WC2H 9EA, United Kingdom.

(29)	This is based on a Schedule 13G filed with the SEC on January 25, 2008, by M.A.M. Investments Ltd.; Marathon Asset Management (Services) Ltd; Marathon Asset Management LLP; William James Arah; Jeremy John Hosking; and Neil Mark Ostrer (the “Reporting Persons”). According to the Schedule 13G, Marathon Asset Management LLP, Marathon Asset Management (Services) Ltd, M.A.M. Investments Ltd., William James Arah, Neil Mark Ostrer and Jeremy John Hosking have shared voting power with regard to 3,933,983 shares of Class B common stock and shared dispositive power with regard to 5,684,983 shares of Class B common stock. Each of the Reporting Persons are deemed to beneficially own 5,684,983 shares of Class B common stock and each of the Reporting Persons, except for Marathon Asset Management LLP, disclaim any direct ownership of the shares reported in the Schedule 13G. Marathon Asset Management (Services) Limited, an owner of Marathon Asset Management LLP, is a wholly owned subsidiary of M.A.M. Investments Ltd., and as such, shares with M.A.M. Investments Ltd. the voting and dispositive power as to all of the shares beneficially owned by Marathon Asset Management (Services) Limited. Messrs. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Asset Management (Services) Limited and owners and Executive Committee members of Marathon Asset Management LLP.

(30)

The address for Merrill Lynch & Co., Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Merrill Lynch Financial Markets, Inc. is 4 World Center, 250 Vesey St., New York, New York 10080 and the address for Merrill Lynch Bank & Trust Co., FSB is c/o Merrill Lynch, 4 World Financial Center, 250 Vesey St., 12th Floor, New York, New York 10281.

(31)

This is based on a Schedule 13G filed with the SEC on February 15, 2008, by Merrill Lynch & Co., Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Merrill Lynch Financial Markets, Inc.; and Merrill Lynch Bank & Trust Co., FSB. According to the Schedule 13G, (1) Merrill Lynch & Co., Inc. disclaims beneficial ownership in all shares of Class A common stock held by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Financial Markets, Inc. and Merrill Lynch Bank & Trust Co., FSB; (2) Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns and has sole voting power and sole dispositive power with regard to 2,940 shares of Class A common stock; (3) Merrill Lynch Financial Markets, Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 8,680,987 shares of Class A common stock; and (4) Merrill Lynch Bank & Trust Co., FSB beneficially owns and has sole voting power and sole dispositive power with regard to 359 shares of Class A common stock.

(32)	The address for Morgan Stanley and Morgan Stanley Capital Services Inc. is 1585 Broadway, New York, New York 10036.

(33)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2008, by Morgan Stanley and Morgan Stanley Capital Services Inc. According to the Schedule 13G/A, (1) Morgan Stanley has sole voting power with regard to 9,186,536 shares of Class A common stock, shared voting power with regard to 2,000 shares of Class A common stock, sole dispositive power with regard to 9,188,536 shares of Class A common stock, and is deemed to beneficially own 9,188,536 shares of Class A common stock; and (2) Morgan Stanley Capital Services Inc. beneficially owns and has sole voting power and sole dispositive power with regard to 8,802,997 shares of Class A common stock.

(34)	The address for Prentice Capital Management, LP and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

(35)	This is based on amendments to Schedules 13G filed with the SEC on February 14, 2006 and February 14, 2008, by Prentice Capital Management, LP and Michael Zimmerman. According to the Schedules 13G/A, Prentice Capital Management, LP and Michael Zimmerman both have shared voting power and shared dispositive power with regard to 12,046,433 shares of Class A common stock and 4,077,410 shares of Class B common stock. The shares of Class A common stock and Class B common stock are beneficially owned by Prentice Capital Management, LP as investment manager for investment funds in which such shares are held. Michael Zimmerman is the managing member of (1) Prentice Management GP, LLC, the general partner of Prentice Capital Management, LP; (2) Prentice Capital GP, LLC, the general partner of certain investment funds; and (3) Prentice Capital GP II, LLC, the managing member of Prentice Capital GP II, LP, which is the general partner of certain investment funds. Each of Michael Zimmerman and Prentice Capital Management, LP disclaims any beneficial ownership of such shares.

(36)	The address for President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

(37)	This is based on an amendment to Schedule 13G filed with the SEC on February 14, 2008, by President and Fellows of Harvard College. According to the Schedule 13G/A, President and Fellows of Harvard College has sole voting power, sole dispositive power and beneficial ownership with regard to 6,065,000 shares of Class B common stock.

(38)

The address for Trivium Capital Management, LLC is 600 Lexington Avenue, 23rd Floor, New York, New York 10022 and the address for Trivium Offshore Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM11, Bermuda.

(39)	This is based on an amendment to Schedule 13G filed with the SEC on February 15, 2008, by Trivium Capital Management, LLC and Trivium Offshore Fund, Ltd. According to the Schedule 13G/A, (1) Trivium Capital Management, LLC has shared voting power with regard to 7,680,254 shares of Class A common stock, shared dispositive power with regard to 7,950,000 shares of Class A common stock, and is deemed to beneficially own 7,950,000 shares of Class A common stock; and (2) Trivium Offshore Fund, Ltd. beneficially owns and has shared voting power and shared dispositive power with regard to 6,431,984 shares of Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors (other than Mr. Icahn, one of our non-employee directors, who obtains such assistance from his own advisors) and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2007, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

Executive Summary

This compensation discussion and analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. We provide in this CD&A a general description of our compensation program and specific information about its various components. Immediately following this CD&A is our Compensation Committee Report.

Throughout this discussion, the following individuals are referred to collectively as the “named executive officers” and are included in the Summary Compensation Table on page 31:

•	James W. Keyes, Chairman of the Board and Chief Executive Officer;

•	Thomas M. Casey, Executive Vice President and Chief Financial Officer;

•	Eric H. Peterson, Executive Vice President, General Counsel and Secretary;

•	John F. Antioco, former Chairman of the Board and Chief Executive Officer;

•	Frank G. Paci, former Executive Vice President, Strategic Planning and Business Development;

•	Nicholas P. Shepherd, former Senior Executive Vice President and Chief Operating Officer; and

•	Larry J. Zine, former Executive Vice President, Chief Financial Officer and Chief Administrative Officer.

The following events occurred during fiscal 2007 which affected our compensation policies and the identity of our named executive officers:

•

On March 19, 2007, we and John F. Antioco, our former Chairman of the Board and Chief Executive Officer, entered into a settlement agreement and an amended and restated employment agreement that effectively resolved a disagreement between us and Mr. Antioco concerning the Board’s 2006 bonus award to Mr. Antioco and set forth the terms of Mr. Antioco’s continued employment with us.

•	Frank G. Paci resigned from his position as Executive Vice President, Strategic Planning and Business Development, effective as of June 22, 2007.

•

The Board appointed James W. Keyes as Chairman of the Board and Chief Executive Officer, effective as of July 2, 2007, replacing Mr. Antioco. In connection with the commencement of his employment, we and Mr. Keyes entered into an employment agreement pursuant to which Mr. Keyes receives an annual base salary of $750,000 and an annual bonus opportunity of not less than $500,000, subject to the terms of Blockbuster’s Senior Executive Annual Performance Bonus Plan (the “Senior Bonus Plan”). Mr. Keyes also received in connection with the commencement of his employment stock options equal to 4% of the aggregate number of shares of our Class A common stock and Class B common stock issued and outstanding as of July 2, 2007, and a number of restricted share units equal in value to $3,000,000. For 2007, Mr. Keyes received a bonus of $254,700, which is a pro rata portion of the $500,000 bonus set forth in his employment agreement. This bonus was paid in fully vested shares of our Class A common stock.

•

The Board appointed Thomas M. Casey as Executive Vice President and Chief Financial Officer, effective as of September 12, 2007, replacing Larry J. Zine, our former Executive Vice President, Chief Financial Officer and Chief Administrative Officer. In connection with the commencement of his employment, we and Mr. Casey entered into an employment agreement pursuant to which Mr. Casey receives an annual base salary of $500,000 and is entitled to receive an annual bonus opportunity at a target of 60% of his base salary in accordance with the Senior Bonus Plan. Mr. Casey also received 1,500,000 stock options in connection with the commencement of his employment. For 2007, Mr. Casey received a bonus of $100,000, which is the bonus amount that he was guaranteed to receive for 2007 pursuant to his employment agreement.

•

Nicholas P. Shepherd resigned from his position as Senior Executive Vice President and Chief Operating Officer, effective as of September 30, 2007. In connection with the termination of Mr. Shepherd’s employment, he received a severance payment of $831,333 (with $400,000 paid to him on September 30, 2007, and the remaining $431,333 paid to him on March 30, 2008), and the option to receive repatriation assistance back to the UK.

•

The Board appointed Eric H. Peterson as Executive Vice President, General Counsel and Secretary on October 15, 2007. In connection with the commencement of his employment, we and Mr. Peterson entered into an employment agreement pursuant to which Mr. Peterson receives an annual base salary of $400,000 and is entitled to receive an annual bonus opportunity at a target of 60% of his base salary in accordance with the Senior Bonus Plan. Mr. Peterson also received 700,000 stock options in connection with the commencement of his employment. For 2007, Mr. Peterson received a bonus of $60,000.

Compensation Objectives and Philosophy

Our primary objectives when determining compensation for our named executive officers are to:

•

set levels of annual salary, bonus and equity compensation that are competitive and that will attract and retain superior executives, taking into account the difficult industry conditions, including the projected decline in revenues from the in-store home video industry and challenges posed to our business by rapidly evolving technologies, and competitive environment that we currently face;

•	incorporate a performance-based component to executive compensation by linking both bonus and equity compensation to our financial and operational performance; and

•	provide long-term equity-based compensation, thereby further aligning the interests of our executives with those of our stockholders.

No formal policy exists for allocating different components of compensation to each named executive officer. However, by pursuing the objectives above we intend to reward each executive’s (1) past individual performance and contribution to our corporate performance; (2) level and scope of responsibility and experience; and (3) ability to influence our future growth and profitability. We make an effort to reward our executives for their strengths and achievements by weighting different compensation components to appropriately compensate that specific individual.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the federal tax deductibility of compensation paid to our Chief Executive Officer and our four other highest paid officers to $1,000,000, but provides an exception to this limitation for certain performance-based compensation. Except in specific situations where we deem that it is not in our best interests, our objective generally is for executive compensation in excess of $1,000,000 to qualify for the performance-based compensation exception. Nevertheless, from time to time the Board authorizes compensation that does not meet the exception in order to maintain flexibility with respect to compensating executives in a manner designed to promote varying corporate goals. Of the components of compensation for our named executive officers, bonus and performance-based equity compensation are each typically designed to be deductible under Section 162(m), while salary and perquisites are not. As such, performance targets for bonus and performance-based equity compensation are generally set during the first quarter of our fiscal year in order to ensure that these awards are eligible for deductibility under Section 162(m). With respect to the fiscal 2007 compensation of the named executive officers, for business purposes, the Board selected online subscriber growth as one of the targets for 2007 bonuses. Because online subscriber growth was not included in the targets approved by the stockholders in the Senior Bonus Plan, the executives’ Senior Bonus Plan payments with respect to fiscal 2007 did not qualify for deductibility pursuant to Section 162(m). However, bonuses potentially payable with respect to fiscal 2008 have been designed to be deductible pursuant to Section 162(m).

Compensation Process

The Compensation Committee of our Board is responsible for assisting management and the Board in defining and overseeing our general compensation practices. The Compensation Committee currently consists of three independent directors recommended by our Nominating/Corporate Governance Committee and approved by our Board. During fiscal 2007, the Compensation Committee utilized the services of Lyons, Benenson to assist it in evaluating executive compensation matters. Lyons, Benenson does not have approval authority for the ultimate compensation that is provided to our named executive officers. Instead, they provide recommendations by identifying areas that do not appear to be consistent with the general practice of our peers (without setting specific benchmarks and using a discretionary standard) to management and to the Compensation Committee prior to the meetings when salaries are approved, bonuses are awarded and equity compensation is established. This peer group is made up of thirteen small box retailers that have median revenues that are comparable to ours (Autozone, Barnes & Noble, Borders, Circuit City, Family Dollar, Federated Department Stores, Foot Locker, Limited Brands, Office Depot, RadioShack, Starbucks, The TJX Companies and YUM! Brands) and two peer competitors (Movie Gallery and Netflix) that we have defined as being representative of the marketplace for the talent we seek.

For a more complete description of Blockbuster’s processes and procedures for determining executive compensation, please see the section of this proxy statement entitled “Corporate Governance—Processes and Procedures for Determining Executive and Director Compensation—Executive Compensation.”

Role of Executives in Establishing Compensation

Of our named executive officers, only our Chief Executive Officer provides the Compensation Committee with his recommendations for changes to compensation packages or policies of the other named executive officers. We value the Chief Executive Officer’s opinion as to compensation decisions because we feel that he is in a unique position to see the day-to-day activities of the named executive officers reporting directly to him and because he desires to preserve the competitiveness of our compensation packages in relation to peer companies. However, the Compensation Committee makes recommendations to our Board regarding the compensation of our named executive officers, and our Board generally makes all final decisions concerning compensation for our named executive officers.

Compensation of the Named Executive Officers

Except where it is appropriate to discuss an element of a particular named executive officer’s compensation separately, the following is an aggregated discussion of the elements of compensation for the named executive officers. Due to the distinctiveness of the Chief Executive Officer position, following this broad discussion, more specific details are given concerning the compensation packages for Messrs. Keyes and Antioco.

Salary

We view cash compensation as a key element of overall executive compensation and generally target salary levels to be competitive with our retail peer group. The salaries of the named executive officers are reviewed annually and may also be reviewed upon a promotion or other change in job responsibilities. During its 2007 salary review, the Compensation Committee’s outside compensation consultant performed a review of the cash compensation, including salary and bonus, of executives in similar positions at the companies in the retail peer group. As a result of this review and of the other considerations discussed below, and based upon the Chief Executive Officer’s recommendation and the recommendation of the Compensation Committee, the Board approved a salary increase only for Mr. Paci from $434,000 per year to $455,700 per year based on his job responsibilities and personal performance. The other named executive officers did not receive salary increases because (1) the base salaries of Messrs. Keyes, Casey and Peterson were established pursuant to their employment agreements that were entered into during 2007; (2) Mr. Antioco entered into an amended and restated employment agreement with us in March 2007 that set forth the terms of his continued employment, including that his base salary would remain $1,250,000; (3) in April 2007, Mr. Shepherd entered into an amendment to his employment agreement whereby he received an annual base salary of $700,000; and (4) Mr. Zine had previously entered into an amendment to his employment agreement with us providing him the right to resign after December 31, 2006 and receive a lump sum severance payment in that event, and Mr. Zine entered into another amendment to his employment agreement in June 2007 that provided Mr. Zine’s employment was to end on December 31, 2007 unless his employment otherwise terminated prior to that date. Actual 2007 salaries earned by each of the named executive officers are set forth below under “—Summary Compensation Table.”

Bonus

Consistent with our view that cash compensation is a key element of overall compensation, bonuses for the named executive officers are also considered annually. Our bonus program is designed to emphasize pay-for-performance, and bonuses for the named executive officers are determined based on both our achievement of pre-established performance criteria and, at times, individual performance criteria. Individual performance goals established for the specified period include criteria such as the individual’s contributions to our overall success and the performance of the businesses and responsibility areas that the individual oversees. The performance targets for the Company relate to our financial goals for the specific performance period, and generally are a combination of one or more of the following measures: operating income, adjusted operating income, income before taxes, adjusted income before taxes, net income or adjusted net income. Each Senior Bonus Plan participant has a target award, which generally is a percentage of the participant’s salary.

For 2007, payment of 50% of each Senior Bonus Plan participant’s target award was based upon individual performance. The remainder of the Senior Bonus Plan participants’ 2007 bonus was based upon our achievement during the period from January 1, 2007 until January 6, 2008 of performance goals based on adjusted operating income and satisfaction of online subscriber growth performance goals. Adjusted operating income means our operating income plus intangible amortization and depreciation expenses, adjusted for non-cash charges, such as changes in accounting principles. The actual amount of the bonus awarded could have ranged from 0% to 150% of the participant’s target award. The Senior Bonus Plan and Amendment No. 1 thereto are filed as exhibits to our quarterly report on Form 10-Q for the quarterly period ended September 30, 2004 and our annual report on Form 10-K for the year ended December 31, 2004, respectively.

Under the terms of the Senior Bonus Plan, once the pre-established performance criteria have been met, bonuses are deemed to have been earned, except that the directors determined to be outside directors for Section 162(m) purposes may, in their sole discretion, reduce the amount of any final bonus payout to reflect the outside directors’ assessment of the named executive officer’s individual performance or for any other reason. With respect to fiscal 2007 bonuses under the Senior Bonus Plan, 50% of the bonus was not payable because the performance goals based on adjusted operating income and online subscriber growth were not met. With respect to the named executive officers, (1) Mr. Keyes received a bonus equal to the pro rata portion of the $500,000 bonus set forth in his employment agreement; (2) Mr. Casey received the $100,000 bonus amount that he was guaranteed to receive for 2007 pursuant to his employment agreement; (3) Mr. Peterson received a $60,000 bonus determined by the Board in its discretion; and (4) Mr. Zine received a $144,000 bonus pursuant to the second amendment to his employment agreement which entitled him to receive the portion of his 2007 bonus under the Senior Bonus Plan determined based on individual as opposed to company performance. Bonuses are discussed in more detail below under “—Fiscal 2007 Grants of Plan-Based Awards.”

In March 2008, the Compensation Committee determined that Messrs. Keyes, Casey and Peterson will be eligible to receive a bonus under the Senior Bonus Plan for fiscal 2008, subject to the terms of the Senior Bonus Plan, based upon achievement by us during fiscal 2008 of performance goals based on adjusted operating income. If the performance goals based on adjusted operating income are achieved, then the amount of the bonus that may be paid depends on our total net revenue for fiscal 2008. Payment of bonuses for fiscal 2008 under the Senior Bonus Plan will require that our adjusted operating income exceed the low end of our financial outlook for fiscal 2008 that we have released publicly. In addition, the payment of maximum bonuses for fiscal 2008 will require that our adjusted operating income substantially exceed that of our published financial outlook for fiscal 2008. Mr. Keyes has a target award equal to $500,000, and each of Messrs. Casey and Peterson has a target award equal to 60% of his salary. The actual amount of the bonus awarded may range from 0% to 150% of the target awards.

Long-Term Equity Compensation

We believe that the use of stock option awards appropriately links executive interests to enhancing stockholder value and enhances the retentive value of our equity compensation awards, and the number of and potential gains on past awards of equity-based compensation will be reviewed for each executive before new awards are granted. We believe that, relative to other types of equity awards, stock options generally provide employees with a better incentive to grow our stock price because they will realize value from the stock options only to the extent that our stock price increases. We maintain two separate long-term equity compensation plans: the Amended and Restated 1999 Long-Term Management Incentive Plan and the 2004 Long-Term Management Incentive Plan (the “Compensation Plans”). The purpose of these plans is to benefit and advance our stockholders’ interests by attracting and retaining employees, directors, and advisors, and further rewarding these individuals for their contributions to our financial success, which we believe motivates them to continue to make such contributions in the future. The types of awards available for grant under these plans are stock options, stock appreciation rights, restricted shares, restricted share units, unrestricted shares of common stock and phantom shares. The Compensation Committee and/or the Board will determine the vesting provisions and any other limitations on exercisability or recognition of the awards, such as performance targets, on an individual basis. Such performance goals may be described in terms of objectives that are related to the individual participant, to a particular division or region, to our overall financial performance, or a measurement relative to selected peer companies or a market index. The Compensation Committee and/or the Board has sole discretion over whether awards under these plans will be structured to qualify for Section 162(m) treatment.

In 2007, we granted the following equity awards to our named executive officers:

•

In connection with the commencement of Mr. Keyes’ employment as our Chairman and Chief Executive Officer, we granted Mr. Keyes stock options equal to 4% of the aggregate number of shares of our Class A common stock and Class B common stock issued and outstanding as of July 2, 2007 and a number of restricted share units equal in value to $3,000,000. The total number of stock options granted was 7,765,547. One-third of the stock options were granted at an exercise price equal to the average of the opening market price and the closing market price of our Class A common stock on the date of commencement of his employment. With respect to the remaining two-thirds of the stock options, (1) one-third of such remaining stock options were granted at an exercise price equal to 15% above the average of the opening market price and the closing market price of our Class A common stock on the date of commencement of his employment; (2) one-third of such remaining stock options were granted at an exercise price equal to 15% above the exercise price determined in accordance with clause (1) of this sentence; and (3) one-third of such remaining stock options were granted at an exercise price equal to 15% above the exercise price determined in accordance with clause (2) of this sentence.

•

In connection with the commencement of Mr. Casey’s employment as our Executive Vice President and Chief Financial Officer, we granted Mr. Casey 1,500,000 stock options. One-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of his employment; one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 115%; and one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 132%.

•

In connection with the commencement of Mr. Peterson’s employment as our Executive Vice President, General Counsel and Secretary, we granted Mr. Peterson 700,000 stock options. One-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of his employment; one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 115%; and one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 132%.

•

On May 24, 2007, the Board awarded 85,000 stock options to Mr. Paci for incentive and retentive purposes. The timing of this equity grant was generally consistent with our past practice of making annual equity awards to our executive officers. These options were forfeited and canceled upon Mr. Paci’s resignation in June 2007.

•

In connection with the amendment to his employment agreement entered into on April 11, 2007, we granted 500,000 options to Mr. Shepherd for retentive and incentive purposes, particularly in light of Mr. Antioco’s amended and restated employment agreement entered into in March 2007, which did not provide for Mr. Antioco’s employment to extend beyond December 31, 2007. These options were forfeited and canceled upon the conclusion of Mr. Shepherd’s employment in September 2007.

In formulating compensation arrangements for Messrs. Keyes, Casey and Peterson in connection with the commencement of their employment with us, we sought to achieve greater alignment of the interests of the executives and the interests of our stockholders by motivating the executive officers to increase stockholder value and rewarding the executive officers when stockholder value increases. In particular, we believe that the allocation of a large portion of their compensation to equity awards relative to their cash compensation and the escalating exercise prices of their stock option awards should incentivize our executives to maximize stockholder value.

The equity awards are discussed in more detail below under “—Fiscal 2007 Grants of Plan-Based Awards.”

Deferred Compensation

Our Excess Investment Plan permits eligible employees to defer a greater amount of salary and bonus compensation than would otherwise be allowed under our tax-qualified 401(k) plan based on the Internal Revenue Code’s qualified plan compensation limits. The plan allows eligible participants to defer from 1% to 15% of their salary and bonuses, and allows us to make employer matching contributions at the same rate as we may make under our tax-qualified 401(k) plan.

Our Excess Investment Plan is described in greater detail below under “—Fiscal 2007 Nonqualified Deferred Compensation.”

Perquisites and Personal Benefits

We provide all of our named executive officers with the available employee benefit plans, programs or arrangements that are generally provided to our other executives, or to our employees in general. The perquisites we provide, if any, are determined in accordance with the responsibilities and duties befitting each named executive officer’s position. Perquisites provided to our named executive officers for fiscal 2007 are discussed in further detail in the Summary Compensation Table below.

Compensation of the Chief Executive Officer

Employment Agreement Analysis and Compensation Elements

Mr. Keyes’ 2007 compensation was principally established by the terms of his employment agreement, which was recommended by the Compensation Committee and approved by the Board in connection with our hiring of Mr. Keyes. During its review and analysis of Mr. Keyes’ employment agreement, the Compensation Committee and the Board consulted with Lyons, Benenson regarding Mr. Keyes’ compensation. Lyons, Benenson provided the Compensation Committee and the Board with calculations of the present value of Mr. Keyes’ compensation package and assisted the Compensation Committee and the Board in comparing Mr. Keyes’ compensation package to compensation packages of executives at other companies (including Barnes & Noble, Borders, Circuit City, Dollar General, Family Dollar, Foot Locker, GameStop, Limited Brands, Movie Gallery, Netflix, Office Depot, RadioShack, The TJX Companies and YUM! Brands). As part of its deliberations in establishing Mr. Keyes’ compensation package, the Compensation Committee and the Board considered the importance of aligning Mr. Keyes’ interests with the interests of our stockholders and, to that end, allocated a large portion of Mr. Keyes’ compensation to stock option awards equal to 4% of our outstanding Class A common stock and Class B common stock, providing that one-third of such stock options will be exercisable at the fair market value of our stock, and the remaining awards at escalating exercise prices of at least 15% above the fair market value of our stock. We also granted Mr. Keyes $3,000,000 of restricted share units which do not vest until July 2010 unless Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions, each as discussed in greater detail below under “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Chairman and CEO,” and required that he purchase $3 million worth of our common stock shortly after commencement of his employment. The Compensation Committee and the Board believed that weighting Mr. Keyes’ compensation package heavily with equity awards and requiring him to invest a significant amount of his own funds in our common stock would align Mr. Keyes’ interests with the interests of our stockholders by motivating him to increase stockholder value and rewarding him when stockholder value increases.

Taking into account the input from Lyons, Benenson and the goals for alignment with stockholder interests, the Board approved the various components of compensation in Mr. Keyes’ employment agreement, including salary (to address market data and provide a base level of compensation), bonus (to address a pay-for-performance component) and stock options and restricted share units (to address alignment with stockholder interests). In addition, Mr. Keyes’ employment agreement provides that his bonus each year is to be paid in fully vested shares of our Class A common stock, which further aligns Mr. Keyes’ interests with the interests of our stockholders. The market data analysis from Lyons, Benenson showed that the base salary component of Mr. Keyes’ compensation was at the 11th percentile of market practice, which placed it 25 percent below the market median. Because Mr. Keyes’ base salary is below the market median, we have greater flexibility to place additional emphasis on variable compensation, which is consistent with our compensation program objectives. The market data analysis also indicated that Mr. Keyes’ annual bonus opportunity was at the 16 th percentile of market practice, which placed it at 43 percent of the market median. The present value of Mr. Keyes’ equity compensation grants registered at the 86th percentile of market practice or 258 percent of the market median. This significant allocation of his compensation to equity awards emphasizes the importance of Mr. Keyes’ increasing stockholder value. For Mr. Keyes’ total compensation package to actually exceed the market median for similarly situated officers of our competitors, the value of our stock must outperform the equity of our competitors.

The Compensation Committee and the Board also reviewed the potential effect on and cost to us of severance and change-in-control scenarios under Mr. Keyes’ employment agreement. In particular, the Compensation Committee and the Board believed that several facets of Mr. Keyes’ employment agreement, including that Mr. Keyes would forfeit all of his unvested stock options in the event that his employment is terminated by us without cause and that accelerated vesting of his equity awards in connection with a change-in-control of us would be based on how long after the commencement of his employment that such a transaction occurred, were more favorable to our stockholders than arrangements at many other companies.

Fiscal 2007 Compensation

Pursuant to his employment agreement, for fiscal 2007, Mr. Keyes received (1) $346,154 in base salary and (2) a bonus equal to $254,700, which was paid in fully vested shares of our Class A common stock. Pursuant to his employment agreement, Mr. Keyes is entitled to receive an annual bonus opportunity in an amount not less than $500,000, subject to the terms of our Senior Bonus Plan, which is described in further detail above. With respect to the bonus applicable to 2007, Mr. Keyes received a pro rata portion of the bonus calculated by taking the bonus amount of $500,000 and multiplying it by the number of days from July 2, 2007 until January 6, 2008 (the last day of our 2007 fiscal year), then dividing by 371.

Compensation of the Former Chief Executive Officer

Employment Agreement Analysis and Compensation Elements

Mr. Antioco’s 2007 compensation was principally established by the terms of his employment agreement that was in effect during 2007, which was approved by the former Senior Executive Compensation Committee of the Board (comprised of current director Jackie M. Clegg and former directors Linda Griego and John L. Muething) in June 2004 in connection with our divestiture from Viacom, and with respect to the amounts received by him in connection with the conclusion of his employment, by his amended and restated employment agreement dated March 19, 2007, which was approved by the Board on March 19, 2007. During its review and analysis of Mr. Antioco’s employment agreement in 2004, the Senior Executive Compensation Committee hired an outside compensation consultant, Pearl Meyer & Partners, that was considered to be a leading authority on executive compensation. As part of its deliberations regarding Mr. Antioco’s employment agreement in 2004, the Senior Executive Compensation Committee considered (1) Mr. Antioco’s accomplishments since joining us in 1997; (2) indications received from investors that the retention of Mr. Antioco would be a key consideration from their standpoint; and (3) the necessity of a successful split-off from Viacom. In addition, the Senior Executive Compensation Committee reviewed the total compensation (including salary, bonus, deferred compensation, equity compensation, and potential severance and change-in-control payments) of the CEOs of (1) direct competitors of Blockbuster (such as Hollywood Entertainment, Movie Gallery and Netflix); (2) indirect retail competitors of Blockbuster (such as Borders, Barnes & Noble, Albertsons, Saks and Dollar General); (3) certain of Viacom’s competitors (such as Clear Channel Communications and Gannett Co.); and (4) Viacom’s COO and CFO. Further, the Senior Executive Compensation Committee compared Mr. Antioco’s then-current compensation (including salary, bonus and equity compensation) with that of these comparable groups, as well as with that of thirty CEOs in a broad industry survey group and with the compensation of the CEOs of a peer retail survey group (including 7-Eleven, Corporate Express, Dollar General, Gap, Foot Locker, Liz Claiborne, Office Depot, Polo Ralph Lauren and Starbucks). Based on the advice of Pearl Meyer & Partners and this review of benchmark compensation for comparable CEOs, the Senior Executive Compensation Committee determined that a multiple-component agreement would be advisable and consistent with our compensation philosophy.

Therefore, the Senior Executive Compensation Committee reviewed the key proposed components of Mr. Antioco’s compensation, including salary, bonus, deferred compensation, equity compensation, accumulated realized and unrealized stock option grants, perquisites and other personal benefits, and the potential effect on and cost to us of severance and change-in-control scenarios. Based on this review, the Senior Executive Compensation Committee established the various components of compensation in Mr. Antioco’s employment agreement, including salary (to address market data and related retention considerations), bonus (to address a pay-for-performance component), deferred compensation (to address Section 162(m)), stock options (to address alignment with stockholder interests), and restricted share units to be settled in cash only upon termination of executive status (to address alignment of stockholder interests and Section 162(m)). In determining the long-term incentive component of Mr. Antioco’s compensation, the Senior Executive Compensation Committee also considered the appropriate appreciation factor to incorporate for a five-year employment agreement. In determining the grant dates for the equity components of Mr. Antioco’s compensation, the Senior Executive Compensation Committee decided to spread out the grants in order to avoid a base value that would potentially be unfair to Mr. Antioco or to stockholders, given the potential for stock price volatility after the split-off. Upon conclusion of its negotiations in June 2004, the Senior Executive Compensation Committee approved Mr. Antioco’s employment agreement, which was dated June 18, 2004, but by its terms would become effective only if and when Viacom ceased to own more than 50% of the voting power of Blockbuster. The employment agreement became effective on October 14, 2004, when Blockbuster successfully split-off from Viacom.

Fiscal 2007 Compensation

Pursuant to his employment agreement that was in effect during 2007, for fiscal 2007, Mr. Antioco received (1) $673,077 in base salary and (2) deferred compensation of $724,098. During his employment he was also entitled to access privately chartered aircraft on terms comparable to those in effect at the time we owned and operated our own aircraft. The return on Mr. Antioco’s deferred compensation was approximately equal to the rate of return on Mr. Antioco’s investment portfolio under our Excess Investment Plan. In addition, as was the case in 2005 and 2006, because Mr. Antioco received equity compensation under his employment agreement during 2004, he was not awarded any additional equity compensation during 2007.

In connection with the conclusion of Mr. Antioco’s employment on July 2, 2007, he received additional amounts as described below under “—Employment Contracts and Potential Payments Upon Change-in-Control—Amended and Restated Employment Agreement with Former Chairman and CEO.”

Summary

The actions taken during 2007 with respect to the compensation of our named executive officers were consistent with our compensation objectives and philosophy. We do not provide our named executive officers with defined benefit pension plan benefits, as further discussed in “—Defined Benefit Pension Plans.” We intend to continuously monitor and evaluate our compensation practices to ensure that they remain aligned with our focus on (1) setting competitive compensation levels that allow us to attract and retain quality executives under challenging industry conditions; (2) emphasizing performance-based compensation; and (3) providing equity-based compensation that further aligns the interests of our named executive officers with those of our other stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in our proxy statement with respect to our 2008 annual meeting of stockholders.

Compensation Committee of the Board of Directors

James W. Crystal

Gary J. Fernandes, Chair

Jules Haimovitz

Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for the fiscal years ended 2006 and 2007. Mr. John F. Antioco, our former Chairman and Chief Executive Officer, served in that capacity until July 2, 2007. Mr. Frank G. Paci, our former Executive Vice President, Strategic Planning and Business Development, served in that capacity until June 22, 2007. Mr. Nicholas P. Shepherd, our former Senior Executive Vice President and Chief Operating Officer, served in that capacity until September 30, 2007. Mr. Larry J. Zine, our former Executive Vice President, Chief Financial Officer and Chief Administrative Officer, served in that capacity until September 30, 2007.

For a discussion of the material terms of each named executive officer’s employment agreement, please refer to the section of this proxy statement entitled “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control.” Compensation for the named executive officers consisted of salary, bonus and all other compensation, which includes the value of perquisites, “gross ups,” termination payments, and employer contributions to our 401(k) plan, as applicable. In addition, (1) Mr. Keyes received a stock option award and restricted share unit award in connection with the commencement of his employment during 2007; (2) each of Messrs. Casey and Peterson received a stock option award in connection with the commencement of their employment during 2007; (3) Mr. Paci received a stock option award in May 2007; and (4) Mr. Shepherd received a stock option award in connection with the amendment to his employment agreement in April 2007, in each case as discussed in more detail below under “—Fiscal 2007 Grants of Plan Based Awards.” Based on the information presented below, “Salary” and “Bonus” accounted for approximately 24% of the total compensation of the named executive officers for fiscal 2007.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
James W. Keyes	2007	$346,154		$254,700	(4)	$520,832	$4,482,245	—	$20,000	(5)	$5,623,931
Chairman of the Board and Chief Executive Officer

Thomas M. Casey	2007	$130,769		$300,000	(6)	—	$567,154	—	$42,990	(7)	$1,040,913
Executive Vice President and Chief Financial Officer

Eric H. Peterson	2007	$69,231		$60,000		—	$205,139	—	—		$334,370
Executive Vice President, General Counsel and Secretary

John F. Antioco	2007	$1,397,175	(8)	—		$(272,733)	$2,979,876	—	$7,478,676	(9)	$11,582,994
Former Chairman of the Board and Chief Executive Officer	2006	$2,550,000		—		$4,886,359	$5,815,822	$3,052,500	$23,983		$16,328,664

Frank G. Paci	2007	$228,267		—		$(174,789)	—	—	$25,466	(10)	$78,944
Former Executive Vice President, Strategic Planning and Business Development	2006	$434,000		—		$794,685	—	$434,000	$4,856		$1,667,541

Nicholas P. Shepherd	2007	$701,298		—		$(335,277)	—	—	$743,914	(11)	$1,109,935
Former Senior Executive Vice President and Chief Operating Officer	2006	$599,615		—		$1,876,218	—	$750,000	$90,809		$3,316,642

Larry J. Zine	2007	$1,694,415		$344,000	(12)	$265,139	—	—	$1,248,515	(13)	$3,552,069
Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2006	$640,000		—		$850,662	—	$768,000	$19,609		$2,278,271

(1)

The amounts in this column reflect the pro rata portion of salary paid to each named executive officer for the following periods: (a) for Mr. Keyes, the period beginning July 2, 2007, the commencement date of his employment, through the end of fiscal 2007; (b) for Mr. Casey, the period beginning September 12, 2007, the commencement date of his employment, through the end of fiscal 2007; (c) for Mr. Peterson, the period beginning October 15, 2007, the commencement date of his employment, through the end of fiscal 2007; (d) for Mr. Antioco, the period beginning January 1, 2007 through July 2, 2007, the date his employment concluded; (e) for Mr. Paci, the period beginning January 1, 2007 through June 22, 2007, the date his employment concluded; (f) for Mr. Shepherd, the period beginning January 1, 2007 through September 30, 2007, the date his employment concluded; and (g) for Mr. Zine, the period beginning January 1, 2007 through September 30, 2007, the date his employment concluded.

(2)	With respect to disclosures for fiscal 2007, the amounts in this column reflect dollar amounts recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123R. Any assumptions used in the calculation of these amounts are included in footnote 5 to the Company’s audited financial statements for the fiscal year ended January 6, 2008, which are included in the Company’s annual report on Form 10-K filed with the SEC on March 6, 2008.

(3)	With respect to disclosures for fiscal 2007, the amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123R. Any assumptions used in the calculation of this amount are included in footnote 5 to the Company’s audited financial statements for the fiscal year ended January 6, 2008, which are included in the Company’s annual report on Form 10-K filed with the SEC on March 6, 2008. Mr. Paci was granted an option to purchase 85,000 shares of our Class A Common Stock on May 24, 2007 at an exercise price of $4.36. All of these options were forfeited and canceled upon Mr. Paci’s resignation from us effective June 22, 2007. Mr. Shepherd was granted an option to purchase 500,000 shares of our Class A Common Stock on April 11, 2007 at an exercise price of $6.39. All of these options were forfeited and canceled upon the termination of Mr. Shepherd’s employment effective September 30, 2007.

(4)	Mr. Keyes received a bonus equal to the pro rata portion of the $500,000 bonus set forth in his employment agreement. This bonus was paid in fully vested shares of our Class A common stock.

(5)	This amount consists of legal expenses paid on Mr. Keyes’ behalf in connection with the negotiation of his employment agreement.

(6)	Mr. Casey received a bonus of $100,000, which is the bonus amount that he was guaranteed to receive for 2007 pursuant to his employment agreement. He also received a sign-on bonus of $200,000 in connection with the commencement of his employment.

(7)	This amount consists of $42,935 in relocation expenses and costs for auto insurance which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Casey.

(8)	This amount includes $673,077 in base salary and $724,098 in deferred compensation, which were each paid to Mr. Antioco prior to his departure on July 2, 2007.

(9)	This amount includes (a) executive perquisites and personal benefits consisting of an auto allowance and insurance, personal meals and a departure gift, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Antioco; (b) employer matching contributions to the Company’s 401(k) plan not exceeding $10,000; (c) amounts applicable to personal use of private aircraft totaling $117,635; (d) reimbursement for taxes not exceeding $10,000; and (e) amounts paid to Mr. Antioco in connection with the conclusion of his employment with us totaling $7,348,791, consisting of (i) $389,423, which equals his salary that would have been payable to him through October 1, 2007, which is the midpoint between the date of the conclusion of his employment and December 31, 2007, plus the salary portion of his accrued time off; (ii) $1,520,137, which equals his 2007 bonus of $2,025,000 multiplied by the number of days from January 1, 2007 until October 1, 2007, which is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365; (iii) $451,731, which equals his 2007 deferred compensation multiplied by the number of days from July 2, 2007 until October 1, 2007, which is the midpoint between the date of the conclusion of his employment and December 31, 2007, plus the deferred compensation portion of his accrued time off; and (iv) a payment equal to $4,987,500.

(10)

This amount includes (a) executive perquisites and personal benefits consisting of an auto allowance and insurance, an executive physical and departure gifts, none of which exceeds the greater of $25,000 or 10%

of the total amount of perquisites and personal benefits for Mr. Paci; (b) employer matching contributions to the Company’s 401(k) plan not exceeding $10,000; (c) a payment pursuant to the BLOCKBUSTER Total Access™ Friends and Family incentive program not exceeding $10,000; (d) reimbursement for taxes not exceeding $10,000; and (e) a payment of $15,774 for accrued time off.

(11)	This amount includes (a) executive perquisites and personal benefits consisting of an auto allowance and insurance, home leave airline tickets provided for Mr. Shepherd and his family, legal advice provided for Mr. Shepherd, personal meals, a field operations trip incentive, storage for goods held by Mr. Shepherd internationally, and the costs of Mr. Shepherd’s participation in the BLOCKBUSTER Total Access VIP incentive program, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Shepherd; (b) reimbursement for taxes in the amount of $96,103; (c) $156,089 in payments to Mr. Shepherd in lieu of employer contributions to the Company’s U.K. defined contribution plan; (d) relocation assistance costs not exceeding $10,000; (e) housing allowance costs of $44,027; (f) tax preparation costs of $11,465; and (g) a severance payment of $400,000.

(12)	This amount consists of a $200,000 retention bonus paid to Mr. Zine in connection with his execution of a second amendment to his employment agreement with us in June 2007 and of a $144,000 fiscal 2007 bonus payable to Mr. Zine pursuant to the second amendment to his employment agreement.

(13)	This amount includes (a) executive perquisites and personal benefits consisting of an auto allowance and insurance, internet and email service provided by the Company at Mr. Zine’s personal residence, an executive physical, and the costs of Mr. Zine’s participation in the BLOCKBUSTER Total Access VIP incentive program, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Zine; (b) a payment of $36,923 for accrued time off; (c) employer matching contributions to the Company’s 401(k) plan not exceeding $10,000; (d) temporary living expenses not exceeding $10,000; (e) reimbursement for taxes not exceeding $10,000; and (f) a lump sum severance payment of $1,189,800.

Fiscal 2007 Grants of Plan-Based Awards

The following table and accompanying narrative disclosure provide information related to grants of plan-based awards to our named executive officers during the 2007 fiscal year.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options(#)(3)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards

Name		Threshold ($)	Target ($)	Maximum ($)
James W. Keyes	—	N/A	$250,000	$375,000
	7/2/07				672,646			$3,000,001
	7/2/07					2,588,516	$4.485	$4,806,270
	7/2/07					1,725,678	$5.1578	$3,302,333
	7/2/07					1,725,677	$5.9314	$3,088,527
	7/2/07					1,725,676	$6.8211	$2,885,273
Thomas M. Casey	—	N/A	$150,000	$225,000
	9/12/07					500,000	$5.08	$1,028,801
	9/12/07					500,000	$5.842	$988,001
	9/12/07					500,000	$6.7056	$953,022
Eric H. Peterson	—	N/A	$120,000	$180,000
	10/15/07					233,334	$5.32	$506,675
	10/15/07					233,333	$6.118	$487,283
	10/15/07					233,333	$7.0224	$470,844
John F. Antioco	—	—	—	—		—	—	—
Frank G. Paci	—	N/A	$113,925	$170,888
	5/24/07					85,000	$4.36	$206,258
Nicholas P. Shepherd	—	N/A	$210,000	$315,000
	4/11/07					500,000	$6.39	$1,771,681
Larry J. Zine	—	N/A	$192,000	$288,000		—	—	—

(1)	These amounts reflect the target and maximum amounts that were payable to each of the named executive officers with respect to the portion of the 2007 bonus under the Senior Bonus Plan not based upon individual performance. Payment of 50% of each Senior Bonus Plan participant’s target award was based upon individual performance. The remainder of the Senior Bonus Plan participants’ fiscal 2007 bonus was based upon our achievement during the period from January 1, 2007 until January 6, 2008 of performance goals based on adjusted operating income (as defined in the Senior Bonus Plan) and satisfaction of online subscriber growth performance goals. The actual amount of the bonus awarded could range from 0% to 150% of the target awards. We did not achieve the performance goals based on adjusted operating income and online subscriber growth during 2007. Mr. Keyes received a bonus of $254,700, which is equal to the pro rata portion of the $500,000 bonus set forth in his employment agreement. Mr. Casey received a bonus of $100,000, which is the bonus amount that he was guaranteed to receive for 2007 pursuant to his employment agreement. Mr. Peterson’s bonus was determined by the Board to be $60,000. Mr. Antioco was not a participant in the Senior Bonus Plan for 2007, and Messrs. Paci and Shepherd, although participants in the Senior Bonus Plan for 2007, did not receive any payments because their employment concluded during 2007. Mr. Zine received a bonus of $144,000 pursuant to the second amendment to his employment agreement which entitled him to receive the portion of his 2007 bonus under the Senior Bonus Plan determined based on individual as opposed to company performance.

(2)	In connection with the commencement of Mr. Keyes’ employment, we issued him $3,000,000 worth of restricted share units, which restricted share units will vest in full on the third anniversary of the commencement date of his employment, unless Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions, in each case as described in greater detail below under “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Chairman and CEO.”

(3)	In connection with the commencement of Mr. Keyes’ employment as our Chairman and Chief Executive Officer, we granted Mr. Keyes stock options equal to 4% of the aggregate number of shares of our Class A common stock and Class B common stock issued and outstanding as of July 2, 2007. Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of his employment, unless Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions, each as discussed in greater detail below under “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Chairman and CEO.” One-third of the stock options were granted at an exercise price equal to the average of the opening market price and the closing market price of our Class A common stock on the date of commencement of his employment. With respect to the remaining two-thirds of the stock options, (a) one-third of such remaining stock options were granted at an exercise price equal to 15% above the average of the opening market price and the closing market price of our Class A common stock on the date of commencement of his employment, (b) one-third of such remaining stock options were granted at an exercise price equal to 15% above the exercise price determined in accordance with clause (a) of this sentence, and (c) one-third of such remaining stock options were granted at an exercise price equal to 15% above the exercise price determined in accordance with clause (b) of this sentence.

In connection with the commencement of Mr. Casey’s employment as our Executive Vice President and Chief Financial Officer, we granted Mr. Casey 1,500,000 stock options. Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of his employment. One-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of his employment; one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 115%; and one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 132%.

In connection with the commencement of Mr. Peterson’s employment as our Executive Vice President, General Counsel and Secretary, we granted Mr. Peterson 700,000 stock options. Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of his employment. One-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of his employment; one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 115%; and one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 132%.

On May 24, 2007, the Board awarded 85,000 stock options to Mr. Paci for incentive and retentive purposes. The timing of this equity grant was generally consistent with our past practice of making annual equity awards to our executive officers. These options were forfeited and canceled upon Mr. Paci’s resignation in June 2007.

In connection with the amendment to his employment agreement entered into on April 11, 2007, we granted 500,000 options to Mr. Shepherd for retentive and incentive purposes, particularly in light of Mr. Antioco’s amended and restated employment agreement entered into in March 2007, which did not provide for Mr. Antioco’s employment to extend beyond December 31, 2007. These options were forfeited and canceled upon the conclusion of Mr. Shepherd’s employment in September 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information related to the outstanding equity awards held by each of our named executive officers at January 6, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James W. Keyes	—	2,588,516	$4.485	07/02/2012	672,646	$2,300,449	(2)
		1,725,678	$5.1578	07/02/2012
		1,725,677	$5.9314	07/02/2012
		1,725,676	$6.8211	07/02/2012

Thomas M. Casey	—	500,000	$5.08	09/12/2012	—	—
		500,000	$5.842	09/12/2012
		500,000	$6.7056	09/12/2012

Eric H. Peterson	—	233,334	$5.32	10/15/2012	—	—
		233,333	$6.118	10/15/2012
		233,333	$7.0224	10/15/2012

John F. Antioco	1,666,666	—	$7.1700	06/30/2010	—	—
	1,666,666	—	$8.3900	06/30/2010
	1,666,668	—	$8.8000	06/30/2010

Frank G. Paci	—	—	—	—	—	—

Nicholas P. Shepherd	—	—	—	—	—	—

Larry J. Zine	—	—	—	—	—	—

(1)	Represents securities underlying options to purchase our Class A common stock. The stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of the named executive officer’s employment unless, in the case of Mr. Keyes, Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions. See “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Chairman and CEO.”

(2)	Calculated by multiplying $3.42, the closing market price of our Class A common stock on January 4, 2008, by the number of restricted share units listed in the foregoing column. The restricted share units will vest in full on the third anniversary of Mr. Keyes’ employment, unless Mr. Keyes’ employment terminates earlier under certain circumstances or we experience certain corporate transactions. See “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Chairman and CEO.”

Fiscal 2007 Option Exercises and Stock Vested

The following table provides information related to options exercised by, and stock awards vested for, our named executive officers during fiscal 2007.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
James W. Keyes	—		—	—		—
Thomas M. Casey	—		—	—		—
Eric H. Peterson	—		—	—		—
John F. Antioco	1,003,749	(3)	$2,020,705	864,486	(4)	$3,687,033
Frank G. Paci	—		—	56,790		$281,111
Nicholas P. Shepherd	30,561	(3)	$69,146	177,501		$878,630
Larry J. Zine	114,607	(3)	$180,372	83,333		$447,498

(1)	Calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Calculated by multiplying the number of restricted shares or restricted share units by the market value of the underlying shares on the vesting date.

(3)	Represents shares of CBS Corporation Class B common stock acquired on exercise.

(4)	Pursuant to his previous employment agreement, on October 21, 2004, Mr. Antioco received 1,728,972 restricted share units that were to vest in two equal installments on October 14, 2006 and October 14, 2007. The restricted share units were to be payable in cash immediately after Mr. Antioco’s termination of employment with each restricted share unit to be valued based on the average of the closing prices of a share of our Class A common stock and a share of our Class B common stock on the date of termination of employment. Pursuant to Mr. Antioco’s amended and restated employment agreement, the vesting of his 864,486 previously unvested restricted share units was to accelerate upon his termination of employment and all of his restricted share units were to be immediately settled in cash. Mr. Antioco’s employment concluded on July 2, 2007. For purposes of determining the value realized on vesting of his 864,486 restricted share units on July 2, 2007, the average of the closing prices of a share of our Class A common stock and a share of our Class B common stock on July 2, 2007 was used. Mr. Antioco received a cash payment for 864,486 restricted share units on July 2, 2007 and a cash payment for the remaining 864,486 restricted share units on January 2, 2008, pursuant to the requirements of Section 409A of the Internal Revenue Code.

Defined Benefit Pension Plans

Through December 31, 1999, we participated in a non-contributory qualified defined benefit pension plan and, for some of our highly compensated employees, a non-qualified excess defined benefit pension plan. Both plans were sponsored by the company formerly known as Viacom Inc. (“Viacom”). Our employees became eligible to participate in these plans effective January 1, 1996, with credit for past service on and after September 29, 1994, for eligibility and vesting purposes. Benefits under both Viacom plans were determined by a formula that uses final average compensation (salary and bonus) and years of benefit service. The benefits under Viacom’s excess defined benefit pension plan are not subject to the provisions of the Internal Revenue Code that limit the compensation used to determine benefits and the amount of annual benefits payable under Viacom’s qualified defined benefit pension plan.

Our employees ceased to participate in Viacom’s defined benefit pension plans on December 31, 1999. All of our employees who were actively employed by us and participating in Viacom’s qualified defined benefit pension plan or Viacom’s excess defined benefit pension plan on December 31, 1999 were fully vested in their accrued benefits in Viacom’s plans on that date. The aggregate accrued annual retirement benefit payable under the Viacom qualified defined benefit pension plan and the Viacom excess defined benefit pension plan, assuming payment as a single life annuity at age 65 and not subject to deduction or offset, is approximately $19,200 for Mr. Antioco. The early retirement provision of the plan provides 50% of the benefit at age 55. Messrs. Keyes, Casey, Peterson, Paci, Shepherd and Zine were not participants in the Viacom qualified defined benefit pension plan or the Viacom excess defined benefit pension plan.

In connection with our divestiture from Viacom in October 2004, Viacom agreed to retain the accrued liability for benefits for our current and former employees under the Viacom qualified defined benefit pension plan. We agreed to indemnify Viacom for taking certain actions that increase Viacom’s liability under the Viacom qualified defined benefit pension plan. The amount of the indemnity will be determined by the amount of the actuarial loss experienced by Viacom as a result of such action by us. After the first $1 million of such actuarial losses, we will indemnify Viacom for the next $4 million of such losses. We also agreed to assume liabilities attributable to our current and former employees in Viacom’s excess defined benefit pension plan, with the amount of such assumed liability capped at $800,000.

On January 1, 2006, Viacom announced that it had completed a transaction (the “Viacom Split”) to separate itself into two publicly traded entities: CBS Corporation and ‘New’ Viacom Inc. (“New Viacom”). As a result of the Viacom Split, the assets and liabilities of our employees under Viacom’s qualified defined benefit pension plan were transferred to a New Viacom qualified defined benefit pension plan that is sponsored by New Viacom. In addition, the liabilities of our employees under Viacom’s excess defined benefit pension plan were transferred to New Viacom’s excess defined benefit pension plan that is sponsored by New Viacom. New Viacom’s defined benefit pension plans have essentially the same terms and provisions as Viacom’s defined benefit pension plans and will be administered by New Viacom. Plan participants who are our employees but were previously participating in Viacom’s plan will be eligible to receive accrued benefits under the New Viacom defined benefit pension plans in accordance with their terms upon their separation from service with us.

Fiscal 2007 Nonqualified Deferred Compensation

The following table provides information related to the nonqualified deferred compensation of our named executive officers for fiscal 2007.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James W. Keyes, Stock Purchase Repayment Right	—	—	—		—	$676,954	(3)
Thomas M. Casey	—	—	—		—	—
Eric H. Peterson	—	—	—		—	—
John F. Antioco, Deferred Compensation Arrangement	$1,175,829	—	$158,099		$7,388,832	—
John F. Antioco, Restricted Share Units Settleable in Cash on Termination of Employment	—	—	$(717,523	)(4)	$3,687,033	$3,687,033	(5)
John F. Antioco, Excess Investment Plan	—	—	$76,006		—	$2,357,073	(6)
Larry J. Zine, Excess Investment Plan	—	—	$35,390		—	$496,978	(7)
Frank G. Paci	—	—	—		—	—
Nicholas P. Shepherd	—	—	—		—	—

(1)	Of the amount reflected in this column, $724,098 is reflected in the “Salary” column and $451,731 is reflected in the “All Other Compensation” column of the Summary Compensation Table on page 31 of this proxy statement.

(2)	Because the amounts in this column do not reflect above-market or preferential earnings, they are not reported in the Summary Compensation Table on page 31 of this proxy statement.

(3)	Pursuant to his employment agreement, Mr. Keyes purchased $3,000,000 worth of shares of our Class A common stock within thirty days after the date of commencement of his employment. Mr. Keyes’ employment agreement provides that, if Mr. Keyes is terminated without cause or for good reason prior to the first anniversary of the commencement date of his employment and the $3,000,000 worth of shares of our Class A common stock that he purchased after his commencement of employment has decreased in value, then we will pay him the difference between the market value of the stock on the date of purchase and the market value on the date his employment ends. This payment may be delayed until the first day of the seventh calendar month following his termination of employment if required by Section 409A of the Internal Revenue Code. The amount in the table above assumes that Mr. Keyes was terminated on January 6, 2008, in which case the closing market price on January 4, 2008 (the most recent business day prior to January 6, 2008, which was not a business day) of $3.42 was less than the prices paid by Mr. Keyes when he bought the shares, which ranged from $4.22 to $4.55.

(4)	As previously disclosed in more detail above under “—Fiscal 2007 Option Exercises and Stock Vested,” 864,486 of Mr. Antioco’s restricted share units that are payable in cash immediately after his termination of employment vested on October 14, 2006. Aggregate earnings in the last fiscal year were calculated by subtracting the value of these vested restricted share units on July 2, 2007, the date that Mr. Antioco’s employment with us concluded, from the value of the restricted share units on December 29, 2006. Because the remainder of Mr. Antioco’s restricted share units that are payable in cash vested and were payable in cash immediately after the conclusion of his employment, no earnings were applicable to those securities.

(5)	The grant date value of these restricted share units was previously reported in the “Long-Term Compensation—Restricted Stock Awards” column of the Summary Compensation Table for Mr. Antioco during 2004.

(6)	Of this amount, $1,864,702 has previously been reported in either the “Salary” or “Bonus” columns of the Summary Compensation Table for Mr. Antioco during prior years, $65,817 has previously been reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Antioco during prior years, and $426,504 constitutes earnings on such contributions (minus $50 in administrative fees) under our Excess Investment Plan, which has not previously been reported.

(7)	Of this amount, $299,044 has previously been reported in either the “Salary” or “Bonus” columns of the Summary Compensation Table for Mr. Zine during prior years, $79,167 has previously been reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Zine during prior years, and $118,716 constitutes earnings on such contributions (minus $50 in administrative fees) under our Excess Investment Plan, which has not previously been reported.

Mr. Keyes’ Stock Purchase Repayment Right

As more fully described below in the section entitled “—Employment Contracts and Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Chairman and CEO” if, prior to July 2, 2008, Mr. Keyes’ employment is terminated without cause (as defined below and in his employment agreement) or for good reason (as defined below and in his employment agreement) and the $3,000,000 worth of shares of our Class A common stock that he was required to purchase pursuant to his employment agreement has decreased in value, we will pay him the difference between the market value of the stock on the date of purchase and the market value on the date his employment ends.

Mr. Antioco’s Deferred Compensation Arrangement

Pursuant to the terms of his employment agreement, Mr. Antioco was entitled to deferred compensation the payment of which was deferred until the conclusion of his employment. The agreement also provided that the Company was to maintain a bookkeeping account with respect to Mr. Antioco’s deferred compensation, the balance of which was to be periodically credited or debited with the deemed positive or negative return calculated in the same manner and at the same times as the deemed return on his account under our Excess Investment Plan. During 2007, Mr. Antioco earned $1,175,829 in deferred compensation, $724,098 of which was paid prior to his departure. Upon the conclusion of his employment in July 2007, Mr. Antioco received $3,710,546 as payment for approximately half of his deferred compensation. The remaining balance of $3,678,286 was paid in January 2008.

Mr. Antioco’s Restricted Share Units

Pursuant to his previous employment agreement, on October 21, 2004, Mr. Antioco received 1,728,972 restricted share units that vested in two equal installments on October 14, 2006 and October 14, 2007. 864,486 shares were paid in cash upon Mr. Antioco’s termination of employment with us. The remaining 864,486 shares were paid in cash six months after Mr. Antioco’s termination of employment with us. Each restricted share unit was valued based on the average of the closing prices of a share of our Class A common stock and a share of our Class B common stock on the date of his termination of employment.

Our Excess Investment Plan

Our Excess Investment Plan permits eligible employees to defer salary and bonus compensation in addition to amounts that would otherwise be allowed under our tax-qualified 401(k) plan based on the Internal Revenue Code’s qualified plan compensation limits. The plan is a nonqualified deferred compensation plan and is intended to comply with the requirements of Section 409A of the Internal Revenue Code.

An “eligible employee” includes any of our employees, or the employees of our affiliates and subsidiaries who receives annual salary and bonus compensation in an amount equal to or greater than the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code (which was $225,000 for 2007) and who is designated by the Retirement/Investments Committee that administers the plan as an employee who is eligible to participate in the plan. Each eligible employee may contribute to the plan up to 15% of each of his or her salary and bonus, which contributions are matched by us at a rate of 50% up to 5% of the participant’s compensation, which is capped at $750,000 under the plan. All contributions are fully vested at all times. Each participant’s account in the plan is periodically adjusted to reflect the investment performance of the investment funds selected by such participant for amounts contributed to our 401(k) plan. Plan obligations are a general unsecured liability, and we have not established a trust to hold any assets to meet our future obligations under the plan. The table below shows the funds that were available under our 401(k) plan during the 2007 plan year and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the plan.

Name of Fund	Rate of Return
Blockbuster Class A Stock Fund	-26.28%
Blockbuster Class B Stock Fund	-29.80%
Principal LifeTime 2010	3.05%
Principal LifeTime 2020	4.68%
Principal LifeTime 2030	5.59%
Principal LifeTime 2040	6.41%
Principal LifeTime 2050	6.41%
Principal LifeTime Income	1.25%
Growth Fund of America	10.59%
American Funds EuroPacific Growth Fund R3	18.58%
Oppenheimer Main Street Small Cap	-1.55%
Putnam S&P 500	5.33%
Vanguard Total Stock Market Index Fund-Signal	5.55%
Allianz NFJ Dividend Value Admiral	4.35%
Davis New York Venture A	4.97%
Putnam Stable Value	4.84%
PIMCO Total Return Fund R	8.33%

For amounts deferred prior to January 1, 2005 and earnings on those amounts, the balance of each participant’s account in the plan is distributed in cash after termination of employment in accordance with such participant’s payment election. Participants may elect to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participant beginning in January following the year of termination of employment. Payment elections may be changed up to three times during employment, and participants may change an existing payment election only one time in any calendar year.

For amounts deferred on and after January 1, 2005, and earnings on those amounts, the balance of each participant’s account in the plan is distributed in cash after separation of service in accordance with such participant’s payment election. Participants may elect to have these amounts paid in single lump sum in January of the first, second, third, fourth or fifth year following separation from service, or in up to five annual installments in amounts designated by the participant beginning in January following the year of separation from service. If the participant is a specified employee, any payment that is due to be made to such participant before the date that is six months after the date of the participant’s separation from service will be delayed and paid on or about the day that is six months after the date of separation from service or, if earlier, as soon as administratively practicable following the date of such participant’s death. We anticipate that each of our named executive officers will constitute specified employees. Payment elections may be changed up to three times during employment, and participants may change an existing payment election only one time in any calendar year. Any change to a participant’s existing payment election may not take effect until at least 12 months after the date on which the change is made and, if the election relates to a payment due to separation from service, the payment must be deferred for at least five years from the date the payment would otherwise have been paid.

Participants may also petition the Retirement/Investments Committee for withdrawals in the event of an unanticipated and severe financial hardship or an unforeseeable emergency. Participants are not permitted to borrow from their plan accounts.

Employment Contracts and Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with our named executive officers. The following discussion provides an overview of these agreements; it is not a complete description of all terms of the agreements. Mr. Keyes’ employment agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 2, 2007. Mr. Antioco’s amended and restated employment agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 20, 2007. For the location of the other agreements discussed below in our public SEC filings, please refer to the exhibit index in our annual report on Form 10-K for the year ended January 6, 2008, filed with the SEC on March 6, 2008 and available on our public website.

Employment Agreement with Chairman and CEO

In connection with Mr. Keyes’ appointment as Chairman of the Board and Chief Executive Officer, we entered into an employment agreement with him. Pursuant to the employment agreement, Mr. Keyes’ employment commenced on July 2, 2007, and the term of the employment agreement is three years. Mr. Keyes’ employment agreement provides that he will receive an annual salary, to be determined by the Board, of not less than $750,000 per year and will be entitled to receive, in addition to his base salary, an annual bonus opportunity in an amount not less than $500,000, subject to the terms of Blockbuster’s Senior Bonus Plan. With respect to the bonus applicable to 2007, Mr. Keyes received a pro rata amount of the bonus based on his period of employment during 2007 because, although Mr. Keyes was entitled under his employment agreement to receive a higher bonus if he was so entitled pursuant to the terms of the Senior Bonus Plan, we did not achieve the performance goals based on adjusted operating income and online subscriber growth during 2007 that might have triggered a larger payment. Each year, the bonus will be paid in the form of fully vested shares of our Class A common stock.

Pursuant to the employment agreement, Mr. Keyes also received stock options to purchase a number of shares of our Class A common stock equal to 4.0% of the aggregate number of shares of our Class A common stock and our Class B common stock issued and outstanding on the commencement date of his employment. Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of his employment, unless Mr. Keyes’ employment terminates earlier under certain circumstances described below or we experience certain corporate transactions explained in greater detail below. One-third of the stock options were granted at an exercise price equal to the average of the opening market price and the closing market price of our Class A common stock on the date of commencement of his employment. With respect to the remaining two-thirds of the stock options, (1) one-third of such remaining stock options were granted at an exercise price equal to 15% above the average of the opening market price and the closing market price of our Class A common stock on the date of commencement of his employment; (2) one-third of such remaining stock options were granted at an exercise price equal to 15% above the exercise price determined in accordance with clause (1) of this sentence; and (3) one-third of such remaining stock options were granted at an exercise price equal to 15% above the exercise price determined in accordance with clause (2) of this sentence. In addition, on the date of commencement of Mr. Keyes’ employment, we issued him $3,000,000 worth of restricted share units, which restricted share units will vest in full on the third anniversary of the commencement date of his employment, unless Mr. Keyes’ employment terminates earlier under certain circumstances as described below or we experience certain corporate transactions explained in greater detail below. Mr. Keyes also agreed to purchase $3,000,000 worth of shares of our Class A common stock within thirty days after the date of commencement of his employment or as soon thereafter as is permitted pursuant to applicable securities laws.

If Mr. Keyes’ employment is terminated by the Board for cause, as defined in the employment agreement, or due to Mr. Keyes’ death or disability, he will be entitled to (1) receive payment of any unpaid base salary through the date of termination; (2) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to our policy; and (3) exercise his vested stock options in accordance with the terms of our 2004 Long-Term Management Incentive Plan, and all unvested options will be forfeited. In addition, all of Mr. Keyes’ restricted share units will be forfeited and canceled regardless of whether they have vested.

If Mr. Keyes’ employment is terminated without cause or for good reason, as defined in the employment agreement, and subject to certain exceptions described therein, (1) he will be entitled to receive payment of any unpaid base salary through the date of termination; (2) he will be entitled to receive payment of any vacation time accrued and unused as of the date of termination, pursuant to our policies; (3) he will be entitled to exercise his vested stock options in accordance with the terms of the 2004 Long-Term Management Incentive Plan, and all unvested stock options will be forfeited; (4) if such termination occurs prior to or on the first anniversary of the commencement date of his employment, one-third of his restricted share units will vest; (5) if such termination occurs after the first anniversary of the commencement date of his employment, all of his restricted share units will vest; and (6) any restricted share units not required to be vested pursuant to clauses (4) and (5) of this sentence will be forfeited and cancelled.

In addition to the above amounts, if Mr. Keyes’ employment is terminated without cause or for good reason prior to the first anniversary of the commencement date of his employment and the $3,000,000 worth of shares of our Class A common stock that he purchased after his commencement of employment has decreased in value, then we will pay him the difference between the market value of the stock on the date of purchase and the market value on the date his employment ends. This payment may be delayed until the first day of the seventh calendar month following his termination of employment if required by Section 409A of the Internal Revenue Code.

If Mr. Keyes’ employment is terminated for good reason because of a sale of our online business in connection with which Mr. Keyes ceases to serve as CEO of our online business following such sale that occurs prior to or on the first anniversary of the commencement date of Mr. Keyes’ employment, one-third of Mr. Keyes’ stock options and one-third of his restricted share units will vest. If such termination occurs after the first anniversary but prior to or on the second anniversary of the commencement date of his employment, a total of two-thirds of Mr. Keyes’ stock options and a total of two-thirds of Mr. Keyes’ restricted share units will vest, and if the termination occurs after the second anniversary of the commencement date of his employment, all of Mr. Keyes’ stock options and restricted share units will vest.

If Mr. Keyes resigns from his employment other than for good reason, he will be entitled to (1) receive payment of any unpaid base salary through the date of termination; (2) receive payment of any vacation time accrued and unused as of the date of termination, pursuant to our policies; and (3) exercise and/or settle his vested stock options and vested restricted share units. Any unvested stock options or unvested restricted share units will be forfeited and canceled.

In the event of a change of control of us, as defined in the employment agreement, our liquidation, or a sale of all or substantially all of our assets (collectively, a “Corporate Event”) that occurs prior to or on the first anniversary of the commencement date of Mr. Keyes’ employment, one-third of Mr. Keyes’ stock options and one-third of his restricted share units will vest. If a Corporate Event occurs after the first anniversary but prior to the second anniversary of the commencement date of his employment, a total of two-thirds of Mr. Keyes’ stock options and a total of two-thirds of Mr. Keyes’ restricted share units will vest, and if a Corporate Event occurs after the second anniversary of the commencement date of his employment, all of Mr. Keyes’ stock options and restricted share units will vest.

Pursuant to the employment agreement, the delivery of shares attributable to restricted share units that vest because of any termination of Mr. Keyes’ employment may be delayed until the first day of the seventh calendar month following his termination of employment if required by Section 409A of the Internal Revenue Code.

The employment agreement also contains customary non-disclosure/non-disparagement and one-year non-competition provisions.

Mr. Keyes’ employment agreement generally uses the following terms:

“Cause” means (1) an act of dishonesty that is detrimental to our best interests or those of our affiliates; (2) willful conduct that involves an immoral act that impairs our reputation or that of our affiliates; (3) willful disloyalty to us; (4) willful refusal to follow the lawful directions of the Board; (5) neglect of his assigned duties and responsibilities; (6) his indictment of any felony under federal, state or local law or the Board’s determination that he engaged in sexual harassment or violated Federal securities laws; (7) the repeated use of a controlled substance without a prescription or the repeated use of alcohol which impairs his ability to carry out his duties and responsibilities; (8) the violation of any of our material policies; or (9) the material breach of the employment agreement.

“Change of Control” means the consummation of any transaction (including any sale of stock, merger, consolidation or spinoff) resulting in any person, other than us, one of our subsidiaries or one of our employee benefit plans, becoming the beneficial owner of more than 50% of our voting stock.

“Disability” means, as reasonably determined by the Board, his physical or mental incapacity that renders him unable to perform the essential functions of his duties for sixty consecutive days or eighty days in any twelve month period, even with reasonable accommodation.

“Good Reason” means a termination initiated by Mr. Keyes within sixty days following the occurrence of (1) a significant reduction in his title, duties, or responsibilities that occurs without his consent; or (2) a sale of our online business in connection with which Mr. Keyes ceases to serve as CEO of our online business following such sale.

The following table quantifies the payments to which Mr. Keyes is entitled upon termination, change-in-control, death and disability. In determining the estimated amount of these payments, the following assumptions were used: (1) the triggering event took place on January 6, 2008; and (2) the price per share of our Class A common stock was $3.42, which was the closing market price on January 4, 2008. Because the price per share of our Class A common stock on January 4, 2008 was less than the exercise prices of Mr. Keyes’ stock options, no value has been assigned in the table for any acceleration of stock options in connection with a termination of Mr. Keyes’ employment.

Estimated Payments	Voluntary Termination	Termination for Cause	Termination Without Cause		Termination for Good Reason		Change in Control Resulting in Termination		Change in Control Not Resulting in Termination		Death	Disability
Acceleration of Stock Options	—	—	—		—		—		—		—	—
Acceleration of Restricted Share Units	—	—	$766,815	(1)	$766,815	(1)	$766,815	(1)	$766,815	(1)	—	—
Stock Purchase Repayment	—	—	$676,954		$676,954		—		—		—	—

TOTAL	—	—	$1,443,770		$1,443,770		$766,815		$766,815		—	—

(1)	Represents the accelerated vesting of 224,215 of Mr. Keyes’ 672,646 outstanding restricted share units calculated by multiplying $3.42, the closing market price of our Class A common stock on January 4, 2008, by 224,215.

Amended and Restated Employment Agreement with Former Chairman and CEO

Pursuant to Mr. Antioco’s amended and restated employment agreement, he received $673,077 in base salary and $724,098 in deferred compensation in 2007. While he remained employed, Mr. Antioco was eligible to participate in the medical, dental and other insurance plans offered by us; however, other than as required by law, Mr. Antioco did not continue participation in these arrangements following the conclusion of his employment. In addition, during his employment, Mr. Antioco was entitled to a car allowance of $1,100 per month, access to privately chartered aircraft on terms comparable to those in effect at the time we owned and operated our own aircraft, and reimbursement of reasonable travel and other expenses incurred in the performance of his duties.

The amended and restated employment agreement also provided that Mr. Antioco will be subject to non-compete provisions in favor of us until December 31, 2008, and Mr. Antioco may not at any time following the conclusion of his employment with us for his own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of ours or any of our affiliates and he must comply with any of our confidentiality obligations to a third party. He also may not, directly or indirectly, during the non-compete period (1) employ or solicit the employment of any person who is then or has been within six months prior thereto, an employee of ours or any of our affiliates or (2) knowingly interfere with, disturb or interrupt our relationships or those of any of our affiliates with any customer, supplier or consultant. Further, during the non-compete period he may not make any public statement that is intended to or could reasonably be expected to disparage us.

Mr. Antioco’s employment concluded on July 2, 2007. In connection with the conclusion of his employment, Mr. Antioco received:

•

$389,423, which equals his salary that would have been payable to him through October 1, 2007, which is the midpoint between the date of the conclusion of his employment and December 31, 2007, plus the salary portion of his accrued time off.

•

$1,520,137, which equals his 2007 bonus of $2,025,000 multiplied by the number of days from January 1, 2007 until October 1, 2007, which is the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365.

•

$461,025, which equals his 2007 deferred compensation multiplied by the number of days from July 2, 2007 until October 1, 2007, which is the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365, plus the deferred compensation portion of his accrued time off, together with the return thereon.

•

$6,927,807, which equals his deferred compensation credited for the period prior to July 2, 2007 (which does not include deferred compensation for the period from May 1, 2005 until December 31, 2005, which was previously waived by Mr. Antioco), together with return thereon.

•	$2,357,073, the balance of Mr. Antioco’s excess investment plan account, which was paid to him in January 2008.

•	A payment equal to $4,987,500.

•

Accelerated vesting of any unvested stock options and continued exercisability of all vested stock options for a period of up to 30 months following December 31, 2007. As of January 6, 2008, the exercise prices of all of Mr. Antioco’s stock options exceeded the market price of our Class A common stock.

•	Accelerated vesting of any unvested restricted share units and immediate settlement of all vested restricted share units.

•	Any other amounts, payments, entitlements or benefits earned, accrued, or owing but not yet paid, including incentive payments.

The above amounts were paid to Mr. Antioco immediately as of the date that his employment concluded, unless otherwise noted or unless delaying such payment would have enabled us to retain its deduction of such amounts in accordance with Section 162(m) and/or would have allowed Mr. Antioco to avoid excise taxes under Section 409A of Internal Revenue Code and provided such delay was no longer than necessary to accomplish these goals.

Employment Agreements with Other Named Executive Officers

Mr. Casey’s and Mr. Peterson’s employment agreements generally use the following terms:

“Cause” means (1) an act of dishonesty that is detrimental to our best interests or those of our affiliates; (2) willful conduct that involves an immoral act that impairs our reputation or that of our affiliates; (3) willful disloyalty to us; (4) willful refusal to follow the lawful directions of the Board; (5) neglect of his assigned duties and responsibilities; (6) his indictment of any felony under federal, state or local law or the Board’s determination that he engaged in sexual harassment or violated Federal securities laws; (7) the repeated use of a controlled substance without a prescription or the repeated use of alcohol which impairs his ability to carry out his duties and responsibilities; (8) the violation of any of our material policies; or (9) his material breach of the employment agreement.

“Disability” means, as reasonably determined by the Board, his physical or mental incapacity that renders him unable to perform the essential functions of his duties for sixty consecutive days or eighty days in any twelve month period, even with reasonable accommodation.

“Involuntary Termination” means any termination of his employment by the Board that does not meet the definition of “Cause” and does not include a termination by reason of death or Disability.

“Voluntary Termination” means a termination of employment with us by the executive for any reason or no reason upon giving the Company not less than thirty days notice.

Mr. Casey.    In connection with Mr. Casey’s appointment as Executive Vice President and Chief Financial Officer, we and Mr. Casey entered into an employment agreement. Pursuant to the employment agreement, Mr. Casey’s employment commenced on September 12, 2007, and the term of the employment agreement is three years. The employment agreement provides that Mr. Casey will receive an annual salary, to be determined by the Board, of not less than $500,000 per year and will be entitled to receive, in addition to his base salary, an annual bonus opportunity at a target of 60% of his base salary in accordance with the terms of Blockbuster’s Senior Bonus Plan. With respect to the bonus applicable to 2007, Mr. Casey received a guaranteed bonus in an amount equal to $100,000 because, although Mr. Casey was entitled under his employment agreement to receive a higher bonus if he was so entitled pursuant to the terms of the Senior Bonus Plan, we did not achieve the performance goals based on adjusted operating income and online subscriber growth during 2007 that might have triggered a larger payment. Mr. Casey also received a sign-on bonus of $200,000 upon execution of the employment agreement. A pro rata portion of the sign-on bonus is required to be repaid by Mr. Casey should he incur a voluntary or for cause termination, each as defined in the employment agreement, prior to the one year anniversary of the date his employment commenced.

Pursuant to the employment agreement, on the commencement date of his employment, Mr. Casey received stock options to purchase 1,500,000 shares of our Class A common stock. Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of his employment, and will expire on the fifth anniversary of the commencement date of his employment. One-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of his employment; one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 115%; and one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 132%. In addition to his eligibility to participate in or receive benefits under any employee benefit plan, program or arrangement currently available to our other executives, Mr. Casey received an executive-level relocation package to Dallas, Texas (consistent with our relocation policy for executives), and he receives an automobile allowance of $300 per month and automobile insurance coverage for one vehicle.

If Mr. Casey’s employment is terminated for cause, due to his voluntary termination, or due to his death or disability, as such terms are defined in the employment agreement, he will be entitled to (1) receive payment of any unpaid base salary through the date of termination; (2) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to our policies; and (3) exercise his vested stock options in accordance with the terms of our 2004 Long-Term Management Incentive Plan, and all unvested stock options will be forfeited.

If Mr. Casey’s employment is terminated due to an involuntary termination, as defined in the employment agreement, he will be entitled to (1) receive payment of any unpaid base salary through the date of termination; (2) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to our policies; (3) exercise his vested stock options in accordance with the terms of our 2004 Long-Term Management Incentive Plan, and all unvested stock options will be forfeited; and (4) receive a lump sum payment equal to twelve months’ worth of his base salary, as in effect on the date of termination.

The employment agreement also contains customary non-disclosure/non-disparagement and one-year non-competition provisions.

The following table quantifies the payments to which Mr. Casey is entitled upon termination, change-of-control, death and disability.

Estimated Payments	Voluntary Termination	Termination for Cause	Involuntary Termination	Change in Control	Death	Disability
Severance—Salary	—	—	$500,000	—	—	—

Mr. Peterson.    In connection with Mr. Peterson’s appointment as Executive Vice President, General Counsel and Secretary, we entered into an employment agreement. Pursuant to the employment agreement, Mr. Peterson’s employment commenced on October 15, 2007, and the term of the employment agreement is three years. The employment agreement provides that Mr. Peterson will receive an annual salary, to be determined by the Board, of not less than $400,000 per year and will be entitled to receive, in addition to his base salary, an annual bonus opportunity at a target of 60% of his base salary in accordance with the terms of our Senior Bonus Plan.

Pursuant to the employment agreement, on the commencement date of his employment, Mr. Peterson received stock options to purchase 700,000 shares of our Class A common stock. Such stock options will vest over a three-year period, with one-third of the stock options vesting on each anniversary of the commencement date of his employment, and will expire on the fifth anniversary of the commencement date of his employment. One-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of his employment; one-third of the stock options were granted at an exercise price equal to the closing market price of our Class A common stock on the commencement date of employment multiplied by 115%; and one-third of the stock options were granted at an exercise price equal to our closing market price of our Class A common stock on the commencement date of employment multiplied by 132%. In addition to his eligibility to participate in or receive benefits under any employee benefit plan, program or arrangement currently available to our other executives, Mr. Peterson receives an automobile allowance of $300 per month and automobile insurance coverage for one vehicle.

If Mr. Peterson’s employment is terminated for cause, due to his voluntary termination, or due to his death or disability, as such terms are defined in the employment agreement, he will be entitled to (1) receive payment of any unpaid base salary through the date of termination; (2) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to our policies; and (3) exercise his vested stock options in accordance with the terms of our 2004 Long-Term Management Incentive Plan, and all unvested stock options will be forfeited.

If Mr. Peterson’s employment is terminated due to an involuntary termination, as defined in the employment agreement, he will be entitled to (1) receive payment of any unpaid base salary through the date of termination; (2) receive payment for any vacation time accrued and unused as of the date of termination, pursuant to our policies; (3) exercise his vested stock options in accordance with the terms of the 2004 Long-Term Management Incentive Plan, and all unvested stock options will be forfeited; (4) receive a lump sum payment equal to twelve months’ worth of his base salary, as in effect on the date of termination; and (5) receive payment of any annual bonus, the performance period for which has been completed but the payment of which has not been made as of the date of termination.

The employment agreement also contains customary non-disclosure/non-disparagement and one-year non-competition provisions.

The following table quantifies the payments to which Mr. Peterson is entitled upon termination, change-in-control, death and disability.

Estimated Payments	Voluntary Termination	Termination for Cause	Involuntary Termination		Change in Control	Death	Disability
Severance—Salary	—	—	$400,000		—	—	—
Severance—Bonus	—	—	—	(1)	—	—	—

TOTAL	—	—	$400,000		—	—	—

(1)	Because we did not achieve the performance goals based on adjusted operating income and online subscriber growth during 2007, Mr. Peterson would not have been eligible to receive any bonus payment under the Senior Bonus Plan for 2007 if he had been terminated on January 6, 2008.

Employment Agreements with Former Named Executive Officers

Mr. Paci.    Our employment agreement with Mr. Paci provided for automatic renewal on March 1 of each year for a term of three years unless terminated by us for any reason. Mr. Paci’s agreement provided that he was to be employed at a monthly salary of $32,500, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. In May 2007, upon recommendation of the Compensation Committee, the Board approved an increase in Mr. Paci’s monthly salary to $37,975. Actual annual salary earned by Mr. Paci for fiscal 2007 is set forth above under “—Summary Compensation Table.” In addition, Mr. Paci’s agreement provided that he was eligible to receive an annual bonus pursuant to our short-term incentive plan or Senior Bonus Plan at a target amount of 50% of his salary (as defined in the Senior Bonus Plan, if applicable). Mr. Paci’s bonuses were payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Paci’s agreement provided that he was entitled to a car allowance and car insurance in accordance with our policies, as amended from time to time. On June 12, 2007, Mr. Paci resigned, effective June 22, 2007. Mr. Paci received no severance payment in connection with his resignation. Mr. Paci is subject to ongoing confidentiality and non-disparagement obligations, and non-solicitation provisions for one year following the termination of his employment.

Mr. Shepherd.    We previously entered into an employment agreement with Mr. Shepherd on October 10, 2001 that has been subsequently amended, most recently on September 10, 2007.

On April 11, 2007, we entered into an amendment to Mr. Shepherd’s employment agreement whereby Mr. Shepherd was appointed our Senior Executive Vice President and Chief Operating Officer. Under the terms of the amendment to Mr. Shepherd’s employment agreement, Mr. Shepherd received an annual base salary of

$700,000. In addition, Mr. Shepherd received 500,000 stock options exercisable for shares of our Class A Common Stock, vesting annually in three equal installments beginning on April 11, 2009. The amendment provided that the vesting of such options would not accelerate if Mr. Shepherd’s employment terminated for any reason. Further, Mr. Shepherd was eligible to receive a retention bonus in the amount of $1,120,000 if he was employed by us on June 30, 2008. If Mr. Shepherd was terminated for any reason prior to June 30, 2008, whether such termination was voluntary or involuntary, Mr. Shepherd would not be eligible to receive the retention bonus. Further, the amendment provided that (1) if Mr. Shepherd was promoted to be our Chief Executive Officer prior to June 30, 2008, the retention bonus could be significantly reduced or eliminated in conjunction with the negotiation of a Chief Executive Officer compensation package; and (2) if Mr. Shepherd’s employment with us terminated without cause between June 30, 2008 and December 31, 2008, Mr. Shepherd’s contractual severance payment would be net of the retention bonus.

Actual annual salary earned by Mr. Shepherd for fiscal 2007 is set forth above under “—Summary Compensation Table.” In addition, Mr. Shepherd’s agreement provided that he was eligible to receive an annual bonus pursuant to our short-term incentive plan or Senior Bonus Plan at a target amount of 60% of his salary. Mr. Shepherd’s bonuses were payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Shepherd’s agreement provided that he was entitled to a car allowance and car insurance in accordance with our policies, as amended from time to time. Mr. Shepherd received additional perquisites relating to his international assignment pursuant to an addendum to his employment agreement, including various pension, life insurance, home country housing, vacation, home leave, dependent schooling, tax services and relocation benefits.

On September 10, 2007, we entered into another amendment to the employment agreement with Mr. Shepherd, whereby the term of Mr. Shepherd’s employment concluded on September 30, 2007. In addition, for the period of October 1, 2007 through December 31, 2007, Mr. Shepherd agreed to consider remaining available to assist our Chairman and Chief Executive Officer in a consulting capacity on an as-needed basis. In connection with the conclusion of Mr. Shepherd’s employment with the Company, he received a lump sum severance payment of $831,333, $400,000 of which was paid on September 30, 2007 and $431,333 of which was paid on March 30, 2008. The amendment also provided that he was entitled to certain additional benefits in connection with the termination of his assignment in the United States including home leave, tax services, and repatriation expenses, including return travel, movement of household goods, a resettlement allowance of $50,000 payable after March 30, 2008, temporary housing up to 30 days, rental car, temporary storage of household goods for up to 90 days, closing costs up to 3% on the sale of his U.S. home, and other reasonable relocation expenses. Mr. Shepherd is subject to ongoing confidentiality and non-disparagement obligations, and non-solicitation provisions for one year following the termination of his employment.

Mr. Zine.    Our employment agreement with Mr. Zine was amended on February 21, 2006 and again on June 19, 2007. Mr. Zine’s amended agreement provided that he was to be employed at an annual salary of $640,000, subject to increase pursuant to the authority of the Compensation Committee to make individual compensation recommendations. Actual annual salary earned by Mr. Zine for fiscal 2007 is set forth above under “—Summary Compensation Table.” Additionally, Mr. Zine’s agreement provided that he would be eligible to receive an annual bonus pursuant to our short-term incentive plan or Senior Bonus Plan at a target amount of 60% of his salary. Mr. Zine’s bonuses were payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Zine’s agreement provided that he was entitled to a car lease in accordance with our policies, as amended from time to time.

The amendment entered into on February 21, 2006 provided Mr. Zine with the right to resign after December 31, 2006. In such event or in the event of any termination of Mr. Zine’s employment without cause (as defined in his employment agreement), Mr. Zine would be entitled to receive a lump sum severance payment of $1,189,800, payable six months after the date of Mr. Zine’s termination unless he elected to receive such payment earlier, such payment conditioned on his execution of a General Release and Waiver of Claims against us.

On June 19, 2007, we entered into a second amendment to the employment agreement with Mr. Zine. The second amendment provided that the term of Mr. Zine’s employment was to end on December 31, 2007, unless Mr. Zine voluntarily resigned prior to such date or unless the Board or Chief Executive Officer terminated him with or without cause prior to such date. Under the terms of the second amendment, whether Mr. Zine stayed through December 31, 2007, resigned or was terminated without cause prior to such date, he would be entitled to receive (1) a retention bonus in the amount of $200,000 to be paid no later than five business days following the date of the second amendment; (2) his current salary through the date of termination of his employment; (3) a 2007 bonus in accordance with our Senior Bonus Plan (prorated if Mr. Zine’s employment was terminated prior to year-end but calculated by taking into account our performance for the entire fiscal year); and (4) the lump sum payment of $1,189,800 previously agreed upon in the first amendment to his employment agreement to be paid on the date of termination of his employment. Additionally, the amendment provided that if Mr. Zine’s employment was terminated by the Board or Chief Executive Officer other than for cause prior to December 31, 2007, he would also be entitled to the immediate vesting of his restricted shares which were scheduled to vest on December 20, 2007.

Mr. Zine’s employment with us concluded on September 30, 2007. In connection with the conclusion of his employment, as provided in the second amendment to his employment agreement, Mr. Zine received a lump sum payment of $1,189,800 and the immediate vesting of his restricted shares which were scheduled to vest on December 20, 2007 with an intrinsic value of $447,498. Additionally, Mr. Zine is subject to ongoing confidentiality and non-disparagement obligations, and non-solicitation provisions for one year following the termination of his employment.

Mr. Zine’s employment agreement defined “Cause” as (1) dishonesty; (2) embezzlement, fraud, or other conduct which would constitute a felony; (3) unauthorized disclosure of Confidential Information; (4) failure to obey a material lawful directive from a superior; (5) material breach of the employment agreement; or (6) failure or refusal to substantially perform material obligations under the employment agreement other than in the event of a disability.

Fiscal 2007 Director Compensation

The following table provides information related to the compensation of our non-employee directors for fiscal 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total
Edward Bleier	$89,760	$56,243	$146,004
Robert A. Bowman	$86,760	$56,243	$143,004
Jackie M. Clegg	$90,260	$56,243	$146,504
James W. Crystal	$84,952	$50,008	$134,961
Gary J. Fernandes	$42,973	$98,529	$141,502
Jules Haimovitz	$45,253	$87,747	$133,001
Carl C. Icahn	$74,760	$56,243	$131,004
Strauss Zelnick	$72,760	$56,243	$129,004

(1)	Represents fees earned or paid in cash for services as a director during fiscal 2007, including the cash portion of the annual retainer fee, committee chairmanship fees and meeting fees incurred in connection with service on the Board or any committee of the Board.

(2)	Represents both the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123R and the grant date fair value of each equity award computed in accordance with FAS 123R. Any assumptions used in the calculation of these amounts are included in footnote 5 to the Company’s audited financial statements for the fiscal year ended January 6, 2008, which are included in our annual report on Form 10-K filed with the SEC on March 6, 2008.

(3)	For the directors’ service during fiscal 2007, the directors received the following equity awards: (a) Mr. Bleier, 8,277 shares of Class A common stock and 3,161 restricted share units; (b) Mr. Bowman, 8,277 shares of Class A common stock and 3,161 restricted share units; (c) Ms. Clegg, 8,277 shares of Class A common stock and 3,161 restricted share units; (d) Mr. Crystal, 6,692 shares of Class A common stock and 3,161 restricted share units; (e) Mr. Fernandes, 8,277 shares of Class A common stock and 14,778 restricted share units; (f) Mr. Haimovitz, 8,277 shares of Class A common stock and 11,816 restricted share units; (g) Mr. Icahn, 8,277 shares of Class A common stock and 3,161 restricted share units; and (h) Mr. Zelnick, 8,277 shares of Class A common stock and 3,161 restricted share units.

(4)	The aggregate number of stock awards outstanding for each of our non-employee directors at January 6, 2008 was as follows: (a) Mr. Bleier held 23,515 shares of our Class A common stock and 11,746 restricted share units; (b) Mr. Bowman held 24,338 shares of our Class A common stock and 11,746 restricted share units; (c) Ms. Clegg held 26,497 shares of our Class A common stock and 11,746 restricted share units; (d) Mr. Crystal held 6,692 shares of our Class A common stock and 11,746 restricted share units; (e) Mr. Fernandes held 24,338 shares of our Class A common stock and 23,363 restricted share units; (f) Mr. Haimovitz held 14,437 shares of our Class A common stock and 20,401 restricted share units; (g) Mr. Icahn held 23,515 shares of our Class A common stock and 11,746 restricted share units; and (h) Mr. Zelnick held 23,515 shares of our Class A common stock and 11,746 restricted share units.

Standard Compensation Arrangements for Non-Employee Directors

The Nominating/Corporate Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. We do not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors. Non-employee directors receive the following compensation for their services on the Board. Directors’ compensation is subject to change from time to time.

•

Annual Retainer Fee—Effective July 1, 2007, the Board’s annual retainer fee is $125,000. Of the $125,000, $62,500 is paid in restricted share units, settleable on a one-for-one basis in shares of our Class A common stock upon the later of a date certain selected by the director or the director’s termination of service. The restricted share units are fully vested and non-forfeitable but are non-transferable except pursuant to a domestic relations order if allowed by law. The other $62,500 is paid in cash. The value of the equity portion of the retainer fee is determined semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of our Class A common stock on the date the restricted share unit is issued. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•

Retainer Fee for Committee Chairs—The annual cash retainer fee for (1) the Chair of the Audit Committee is $10,000; (2) the Chair of the Compensation Committee is $7,500; and (3) the Chair of the Nominating/Corporate Governance Committee is $7,500. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•

Meeting Fees—Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement—Directors are also reimbursed for their expenses incurred in connection with their service on the Board or any committee of the Board.

Non-employee directors may also receive additional fees from time to time for site visits, for attending business meetings to which a director is invited as a representative of us or for serving on any special Board committees. To the extent applicable, any such additional fees will be determined by us on a case-by-case basis.

Prior to July 1, 2007, the equity portion of the Board’s annual retainer was issued entirely pursuant to our Compensation Plan for Non-Employee Directors, which was approved by our stockholders on July 20, 2004. This plan provides that the total number of shares of stock that may be distributed under the plan is 200,000. In anticipation of the exhaustion of the authorized share limit in connection with the semi-annual grant to directors in July 2007, the Board approved certain amendments to the director compensation program, including (1) upon exhaustion of the authorized share limit under our Compensation Plan for Non-Employee Directors, the equity portion of the Board’s annual retainer will consist solely of restricted share units, settleable on a one-for-one basis in shares of our Class A common stock, which restricted share units will be issued pursuant to our Amended and Restated 1999 Long-Term Management Incentive Plan and/or our 2004 Long-Term Management Incentive Plan, which plans were approved by our stockholders on July 20, 2004; and (2) also upon exhaustion of the authorized share limit as discussed above, directors will be allowed to make annual elections to defer some or all of each following year’s cash compensation (or in the case of new directors, current year cash compensation) into additional restricted share units. As a result of the foregoing, the equity portion of the Board’s annual retainer is currently issued pursuant to our Amended and Restated 1999 Long-Term Management Incentive Plan and/or our 2004 Long-Term Management Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of January 6, 2008, concerning shares of Blockbuster Class A common stock and Blockbuster Class B common stock authorized for issuance under all of our equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	19,475,017	(1)	$6.58	(2)	17,706,378	(3)
Equity compensation plans not approved by stockholders	—		N/A		—

	19,475,017		$6.58		17,706,378

(1)	Includes 18,206,014 shares of Blockbuster Class A common stock issuable upon exercise of outstanding options and 1,269,003 restricted share units settleable in shares of Blockbuster Class A common stock. The options and the restricted share units were issued under the Compensation Plans.

(2)	The weighted-average exercise price does not take into account the restricted share units discussed in footnote (1) above because the restricted share units do not have an exercise price upon vesting.

(3)	Includes an aggregate of 17,688,878 shares reserved at year-end 2007 for future issuance under the Compensation Plans; and 17,500 shares reserved at year-end 2007 for future issuance under the Amended and Restated Chairman’s Award Plan. These shares are in addition to shares reserved for future issuance upon the exercise of options and vesting of restricted share units included in column (a) in the table.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

A primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of Blockbuster’s financial reports and other financial information provided by Blockbuster to its stockholders, the public and others. In addition, the Audit Committee is directly responsible for the appointment and oversight of the work of Blockbuster’s independent auditors. The Audit Committee operates under a written charter adopted by the Board, a copy of which can be found on our public website at www.blockbuster.com. Management has the responsibility for the financial statements and the reporting process, including establishing and maintaining adequate internal control over financial reporting. Blockbuster’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on (1) the conformity of Blockbuster’s audited financial statements to accounting principles generally accepted in the United States of America; and (2) the effectiveness of Blockbuster’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements to be included in Blockbuster’s annual report on Form 10-K for the year ended January 6, 2008. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP that firm’s independence from Blockbuster and its management.

In reliance on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blockbuster’s annual report on Form 10-K for the year ended January 6, 2008 for filing with the SEC.

Audit Committee of the Board of Directors

Robert A. Bowman, Chair

Jackie M. Clegg

James W. Crystal

Audit and Non-Audit Fees

The table below sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and other professional services provided to Blockbuster in each of the last two fiscal years:

	Fiscal 2007	Fiscal 2006
Audit Fees	$3,679,000	$3,894,000
Audit-Related Fees	164,000	93,000
Tax Fees	54,000	351,000
All Other Fees	43,000	4,000

Total Fees	$3,940,000	$4,342,000

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Audit Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 6, 2008 and December 31, 2006 for professional services rendered for the audit of Blockbuster’s annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for such fiscal years, were approximately $3,679,000 and $3,894,000, respectively.

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Audit-Related Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 6, 2008 and December 31, 2006 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and that are not reported under “—Audit Fees” above, were approximately $164,000 and $93,000, respectively. For fiscal 2007, these services included costs to review pro-forma financial statements prepared in connection with the disposition of our Gamestation subsidiary and the acquisition of Movielink, LLC, and an audit of our 401(k) plan. For fiscal 2006, these services included costs to prepare for the registration of equity securities and audits of employee benefit plans.

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Tax Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 6, 2008 and December 31, 2006 for professional services rendered for tax compliance, tax advice, and tax planning were approximately $54,000 and $351,000, respectively. For fiscal 2007 and 2006, these services consisted of tax compliance, tax planning and tax advice with respect to various federal, state, local and international tax returns and tax audits, including tax matters relating to employees on international assignment.

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All Other Fees—The aggregate fees billed by PricewaterhouseCoopers LLP in each of the fiscal years ended January 6, 2008 and December 31, 2006 for all other fees were approximately $43,000 and $4,000, respectively. For fiscal 2007 and 2006, these fees related to costs associated with various software product licenses and associated support.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to Blockbuster by its independent auditors and the related fees. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including that (1) the skill set necessary for the engagement should be unique to Blockbuster’s independent auditors and (2) the engagement should not involve work that would result in our independent auditors eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its Chair to approve certain non-audit engagements that do not exceed $20,000 individually and $100,000 in the aggregate annually, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has also designated an alternate Audit Committee member to approve such engagements in the event the Audit Committee Chair is unavailable.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Each director is elected for a term of one year, except in the case of elections to fill vacancies or newly created directorships.

The Board has proposed nominees for election as directors with terms expiring at our 2009 annual meeting of stockholders or until their successors have been elected and qualified. All duly submitted and unrevoked proxies solicited by the Board will be voted for each of the nominees set forth below, except where authorization to so vote is withheld from the election of any nominee. If, for any reason, any of the nominees becomes unavailable for election, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board, unless the Board chooses to reduce the number of directors serving on the Board in that situation. Each of the nominees has indicated his or her willingness to serve as a member of the Board if elected.

Nominees

Information concerning the nominees proposed by the Board for election as directors is set forth below:

Name	Age	Current Position with the Company
Edward Bleier	78	Director
Robert A. Bowman	53	Director
Jackie M. Clegg	46	Director
James W. Crystal	70	Director
Gary J. Fernandes	64	Director
Jules Haimovitz	57	Director
Carl C. Icahn	72	Director
James W. Keyes	53	Chairman of the Board and Chief Executive Officer
Strauss Zelnick	50	Director

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for director named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

Backgrounds of Directors

Set forth below is a description of the background of each of our current directors:

Edward Bleier was elected as a director of Blockbuster in May 2005. Mr. Bleier was with Warner Bros. Entertainment Inc., New York, New York, from October 1969 to January 2005, where he served, partly, as President of Domestic Pay-TV, Cable and Networks Features, encompassing feature films, TV programming, animation, network sales, video-on-demand and consumer marketing. Mr. Bleier is a member of the board of directors of RealNetworks, Inc. and CKX, Inc. He is also Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and The Bleier Center for Television and Popular Culture at Syracuse University and is a member of the Council on Foreign Relations. He also authored the 2003 New York Times bestseller “The Thanksgiving Ceremony.”

Robert A. Bowman was appointed as a director of Blockbuster in December 2004. He has served as President and CEO of Major League Baseball Advanced Media LP, the interactive media and internet company of Major League Baseball, since 2000. Mr. Bowman serves as President of the Michigan Education Trust and is a member of the board of directors of World Wrestling Entertainment Inc., The Warnaco Group Inc. and Take-Two Interactive Software, Inc.

Jackie M. Clegg was appointed as a director of Blockbuster in July 2003. She serves as Managing Partner of Clegg International Consultants, LLC, an international strategic consulting firm she founded in September 2001. In July 2001, Ms. Clegg stepped down as Vice Chairman and First Vice President of the Export-Import Bank of the United States, financier to foreign buyers of U.S. goods and services, after serving in that role since June 1997. She also served as its Chief Operating Officer from January 1999 through fiscal year 2000. Ms. Clegg also serves on the board of directors and audit committees of Brookdale Senior Living Inc., Cardiome Pharma Corp. and Javelin Pharmaceuticals Inc. (chair). In accordance with the listing standards of the NYSE, Blockbuster’s Board of Directors has determined that Ms. Clegg’s simultaneous service on Blockbuster’s Audit Committee and on the audit committees of the foregoing public companies does not impair Ms. Clegg’s ability to effectively serve on Blockbuster’s Audit Committee. She also serves on the board of directors of the Chicago Mercantile Exchange.

James W. Crystal was appointed as a director of Blockbuster in February 2007. Mr. Crystal currently serves as Chairman and Chief Executive Officer of Frank Crystal & Company, a privately owned insurance brokerage firm, and has served in such capacities since 1958. Mr. Crystal also serves as Vice Chairman, trustee and member of the executive committee and Co-Chairman of the audit committee of Mt. Sinai Medical Center as well as a trustee of Congregation Emanu-El. In addition, he serves on the board of directors of Stewart & Stevenson LLC, a publicly traded company where he also serves on the audit committee, Banco de Caribe, ENNIA Caribe Holding, N.V., Uni-Alliance Insurance in Cyprus, Auto Resources, Inc. in Beverly Hills, and Atlantic International Insurance Co., Ltd., located in Bermuda.

Gary J. Fernandes was appointed as a director of Blockbuster in December 2004. He has served as Chairman of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Since his retirement as Vice Chairman from Electronic Data Systems Corporation in 1998, he founded Convergent Partners, a venture capital fund focusing on buyouts of technology enabled companies. In addition, from 2000 to 2001, Mr. Fernandes served as Chairman and CEO of GroceryWorks.com, an internet grocery fulfillment company. In November 1998, he founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was President and sole shareholder of Voyagers. Mr. Fernandes serves on the board of directors of BancTec, Inc. and Computer Associates International, Inc. He is also a member of the board of governors of the Boys & Girls Clubs of America and serves as a trustee for the O’Hara Trust and the Hall-Voyer Foundation.

Jules Haimovitz was appointed as a director of Blockbuster in May 2006. Mr. Haimovitz currently serves as President of Haimovitz Consulting Group. From July 2002 to 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., a wholly-owned subsidiary, Executive Consultant to the CEO, and Chair of the Library Task Force. From July 1997 to February 1999, he served as President and Chief Operating Officer of King World Productions, Inc., a worldwide distributor of first-run programming. Mr. Haimovitz has also served in executive positions at Diva Systems Corporation, ITC Entertainment Group, Spelling Entertainment Inc. and Viacom Inc. Mr. Haimovitz is on the board of directors of Infospace, Inc., a publicly traded company, TVN Entertainment Corporation, GNet Productions and ImClone Systems, Inc.

Carl C. Icahn was elected as a director of Blockbuster in May 2005. Mr. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master

Fund LP, Icahn Partners Master Fund II LP, and Icahn Partners Master Fund III LP. Between September 2004 and August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been Chairman of the Board of Icahn Enterprises G.P., Inc., the general partner of Icahn Enterprises. Icahn Enterprises is a publicly traded diversified holding company engaged in a variety of businesses including investment management, metals, real estate, and home fashion. Mr. Icahn was also Chairman of the Board and President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since 1994, Mr. Icahn has been the principal beneficial stockholder of American Railcar Industries, Inc., currently a publicly-traded company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, and has served as Chairman of the Board and as a director of American Railcar Industries, Inc., since 1994. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the casino entertainment business and the home textile business. From October 1998 through May 2004, Mr. Icahn was the President and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino in Las Vegas, which is currently a subsidiary of Icahn Enterprises. Mr. Icahn has been Chairman of the Board and a director of XO Holdings, Inc. since February 2006, and was Chairman of the Board and a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings is a publicly-traded telecommunications services provider controlled by Mr. Icahn. In October 2005, Mr. Icahn became a director of WestPoint International, Inc. a manufacturer of bed and bath home fashion products. In September 2006, Mr. Icahn became a director of ImClone Systems Incorporated, a publicly-traded biopharmaceutical company, and since October 2006, has been the Chairman of the Board of ImClone Systems Incorporated. In August 2007, Mr. Icahn became a director of WCI Communities, Inc., a publicly-traded homebuilding company, and since September 2007 has been Chairman of the Board of WCI Communities, Inc. In December 2007, Mr. Icahn became a director of Federal-Mogul Corporation, a publicly-traded supplier of automotive products, and since January 2008 has been Chairman of the Board of Federal-Mogul Corporation. Mr. Icahn has been a director of Cadus Corporation, a firm that holds various biotechnology patents, since 1993.

James W. Keyes has served as Blockbuster’s Chairman of the Board of Directors and Chief Executive Officer since July 2007. Mr. Keyes served as President and Chief Executive Officer of 7-Eleven, Inc. from 2000 to 2005. Prior to his service as President and Chief Executive Officer, he was Executive Vice President and Chief Operating Officer of 7-Eleven, Inc. from 1998 to 2000 and Chief Financial Officer of 7-Eleven, Inc. from 1996 to 1998. Since his departure from 7-Eleven, Inc., Mr. Keyes has been Chairman of Key Development, LLC, a private investment firm.

Strauss Zelnick was elected as a director of Blockbuster in May 2005. Mr. Zelnick founded ZelnickMedia LLC, an investment and advisory firm specializing in media and entertainment, in 2001. ZelnickMedia holds interests in an array of media enterprises, providing general management and strategic advisory services in the United States, Canada, Europe, Asia and Australia. From 1998 to 2000, Mr. Zelnick served as President and Chief Executive Officer of BMG Entertainment, Inc., a music and entertainment unit of Bertelsmann A.G. Mr. Zelnick served as President and Chief Executive Officer of BMG’s North American business unit from 1994 through 1998. Mr. Zelnick is Chairman of the Board of CME, Inc., OTX, Inc. and ITN Networks, Inc. Mr. Zelnick is Executive Chairman of the Board of Take-Two Interactive Software, Inc. Mr. Zelnick is a director of Naylor, LLC.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP as Blockbuster’s independent auditors to audit our consolidated financial statements for fiscal 2008 and to render other services required of them. The Board is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the annual stockholders meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for approval by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

Board Recommendation on Proposal

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent auditors for fiscal 2008. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in the interest of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to our 2009 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by the Secretary of Blockbuster no later than December 16, 2008. Such proposals should be directed to Blockbuster Inc., Attention: Secretary, 1201 Elm Street, Dallas, Texas 75270.

Our bylaws currently provide that, in order for a proposal that is not intended to be included in our proxy statement to be properly submitted as business to come before our 2009 annual stockholders meeting, the proposal must be received by us no earlier than the close of business on January 28, 2009 and no later than the close of business on February 27, 2009. If the date of the 2009 annual meeting is more than 30 days before or more than 70 days after May 28, 2009 (the one year anniversary of the date of our 2008 annual meeting), then the proposal must be received by us no earlier than the close of business on the 120th day prior to the 2009 annual meeting and no later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by Blockbuster. For any such matter to be properly submitted as business to come before the annual meeting, the proposal must comply with the procedures specified in our bylaws. Such proposals should be directed to Blockbuster Inc., Attention: Secretary, 1201 Elm Street, Dallas, Texas 75270.

In addition to the requirements in our bylaws regarding stockholder proposals generally, our bylaws also provide that a stockholder may nominate a person for election to our Board only if written notice of such nomination(s) is received by the Secretary within the applicable time period set forth above and such notice includes certain specified information, including: (1) all information relating to each person whom the stockholder proposes to nominate for election as a director that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934; and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Blockbuster.

By Order of the Board of Directors,

Eric H. Peterson

Executive Vice President,

    General Counsel and Secretary

April 15, 2008

BLOCKBUSTER

BLOCKBUSTER INC.

1201 ELM STREET DALLAS, TX 75270

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2008 (May 22, 2008 for participants in the Blockbuster Investment Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Blockbuster Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and other proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2008 (May 22, 2008 for participants in the Blockbuster Investment Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Blockbuster Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:

BLKBS1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLOCKBUSTER INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 BELOW.

1. To elect as Directors of Blockbuster Inc. the nominees listed below.

Nominees:

01) Edward Bleier

02) Robert A. Bowman 03) Jackie M. Clegg 04) James W. Crystal 05) Gary J. Fernandes

06) Jules Haimovitz 07) Carl C. Icahn 08) James W. Keyes

09) Strauss Zelnick

For All

Withhold

For All

To withhold authority to vote for any individual All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For

Against

Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as Blockbuster Inc.’s independent auditors for fiscal 2008.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Blockbuster Inc. 1201 Elm Street Dallas, Texas 75270

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BLOCKBUSTER INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2008

The undersigned stockholder(s) hereby appoints Mr. James W. Keyes, Mr. Thomas M. Casey and Mr. Eric H. Peterson as proxies and attorneys-in-fact, each with the power to act without the other and with full power of substitution and resubstitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Blockbuster Inc. Class A Common Stock and Blockbuster Inc. Class B Common Stock that the undersigned would be entitled to vote at the 2008 Annual Meeting of Stockholders of Blockbuster Inc. to be held at The Barclay New York Hotel, 111 East 48th Street, New York, New York 10017 on May 28, 2008, at 10:00 a.m., Eastern Daylight Time, and to vote in their discretion, upon such business as may properly come before the meeting or any adjournment thereof, with all powers that the undersigned would possess if present at the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

NOTE TO PARTICIPANTS IN THE BLOCKBUSTER INVESTMENT PLAN: If you hold shares of Blockbuster Inc. Class A Common Stock or Blockbuster Inc. Class B Common Stock through Blockbuster’s 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2008 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions and so that your eligible 401(k) plan shares will be represented at the meeting.

PLEASE MARK, DATE AND SIGN THIS PROXY CARD ON THE OTHER SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY BY FOLLOWING THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS PROVIDED HEREIN.